AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1997
                                                      REGISTRATION NO. 333-.....
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             APPLE ORTHODONTIX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 8021                               74-2795193
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                                        ------------------------

       APPLE ORTHODONTIX, INC.                                        MICHAEL W. HARLAN
    2777 ALLEN PARKWAY, SUITE 700                                  APPLE ORTHODONTIX, INC.
        HOUSTON, TEXAS 77019                                    2777 ALLEN PARKWAY, SUITE 700
           (713) 852-2500                                            HOUSTON, TEXAS 77019
  (ADDRESS, INCLUDING ZIP CODE, AND                                     (713) 852-2504
          TELEPHONE NUMBER,                          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
INCLUDING AREA CODE, OF REGISTRANT'S                  NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
    PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                   COPIES TO:

          LOUISE A. SHEARER                                ALAN J. BOGDANOW
        BAKER & BOTTS, L.L.P.                           HUGHES & LUCE, L.L.P.
           ONE SHELL PLAZA                                 1717 MAIN STREET
            910 LOUISIANA                                     SUITE 2800
        HOUSTON, TEXAS 77002                             DALLAS, TEXAS 75201

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                  PROPOSED
             TITLE OF EACH                                        MAXIMUM         PROPOSED MAXIMUM       AMOUNT OF
          CLASS OF SECURITIES               AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
           TO BE REGISTERED                REGISTERED(1)        PER SHARE(2)     OFFERING PRICE(2)          FEE
------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.001 par
  value................................      3,404,000            $14.8125          $50,421,750           $15,280
====================================================================================================================

(1) Includes 444,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based upon the average of the high and low sales price reported on the American Stock Exchange on October 24, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1997

PROSPECTUS
                                2,960,000 SHARES

                            [LOGO] APPLE ORTHODONTIX

                              CLASS A COMMON STOCK

                            ------------------------

     Of the 2,960,000 shares of Class A Common Stock ("Common Stock") offered hereby (the "Offering"), 2,500,000 are being offered by Apple Orthodontix, Inc. ("Apple" or the "Company") and 460,000 are being sold for the account of certain selling stockholders (the "Selling Stockholders"). The Common Stock is entitled to one vote per share while the Company's Class B Common Stock (the "Class B Stock") is entitled to three-tenths (3/10ths) of a vote per share.

     The Common Stock is listed on the American Stock Exchange under the symbol "AOI." On October 24, 1997, the last reported sales price for the Common Stock as reported on the American Stock Exchange was $15 1/8 per share. See "Price Range of Common Stock."

                            ------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

====================================================================================================================
                                                              UNDERWRITING                            PROCEEDS TO
                                            PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                             PUBLIC          COMMISSIONS(1)        COMPANY(2)         STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share............................         $                   $                   $                   $
--------------------------------------------------------------------------------------------------------------------
Total(3).............................      $                   $                   $                   $
====================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $750,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 444,000 additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Stockholders will be $         , $         , $         and $         ,
    respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to conditions, including their right to reject orders, in whole or in part. It is expected that delivery of the shares will be made at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167, on or about
                             , 1997.

                            ------------------------

BEAR, STEARNS & CO. INC.
                            COWEN & COMPANY
                                                EQUITABLE SECURITIES CORPORATION

               The date of this Prospectus is             , 1997.

                                [GRAPHIC OMITTED]

                                     [MAP]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     UNLESS OTHERWISE INDICATED BY THE CONTEXT, REFERENCES HEREIN TO (I)
"APPLE" OR THE "COMPANY" MEAN APPLE ORTHODONTIX, INC., (II) "AFFILIATED PRACTICES" MEAN THE ORTHODONTIC PRACTICES WITH WHICH THE COMPANY HAS AFFILIATED AND THOSE, IF ANY, WITH WHICH THE COMPANY AFFILIATES IN THE FUTURE, (III) "NEW CASE STARTS" MEAN THE NUMBER OF NEW PATIENTS BEGINNING TREATMENT DURING A
PERIOD OF TIME AND (IV) "CASE ACCEPTANCE RATE" MEAN, FOR ANY SPECIFIED PERIOD
OF TIME, THE PERCENTAGE OF POTENTIAL PATIENTS WHO UNDERGO AN INITIAL EXAMINATION AT AN ORTHODONTIC PRACTICE WHO IN FACT ELECT TO BEGIN TREATMENT WITH SUCH EXAMINING ORTHODONTIST.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

     Apple is a leading provider of practice management services (which exclude the management and delivery of orthodontic services) to orthodontic practices in the United States and Canada. The Company offers its Affiliated Practices a full range of such services designed to facilitate the delivery of high-quality, affordable orthodontic treatment to consumers. The Company's Affiliated Practices benefit from a sophisticated, Company-developed practice operating approach designed to (i) stimulate demand in their local markets by increasing consumer awareness of the benefits, availability and affordability of orthodontic treatment, (ii) improve the productivity and profitability of their practices and (iii) leverage the benefits of orthodontist affiliation by providing basic services that include clinical and financial information management, access to capital and sophisticated technology, group purchasing and comprehensive marketing techniques.

     The Company seeks to grow through affiliations with additional orthodontic practices and the development of new offices that complement geographic areas served by Affiliated Practices. The Company earns revenue by providing management, administrative, development and other services to its Affiliated Practices. As of October 24, 1997, the Company provided management services to 48 orthodontic practices representing 61 orthodontists operating in 14 states in the United States and 3 provinces in Canada.

     The orthodontic services industry is highly fragmented, with over 90% of the approximately 9,000 orthodontists in the United States operating as sole practitioners and approximately 3% being affiliated with public orthodontic practice management companies. The industry currently generates approximately $3.5 billion in annual gross revenues, which have grown steadily at an average rate of 7.5% per year in recent years. Seventy percent of orthodontic services are performed on a private pay, fee-for-service basis, 25% are covered by traditional dental insurance (generally with a 50% or greater copayment by the patient) and less than 5% are reimbursed from managed care payor sources because of the elective nature of the service. Management believes that the potential market for orthodontic services could be significantly increased based on growing acceptance among adult consumers and industry data that indicate that only one out of five children who could benefit from orthodontics receives treatment. According to the most recent statistics available from studies by the Journal of Clinical Orthodontists, the median orthodontic practice in the United States generated $518,800 in revenues and started 180 new cases in 1996 and experienced a case acceptance rate of 60% in 1994. The traditional orthodontic practice relies primarily on referrals from general dentists and less than 8% of practices utilize sophisticated marketing techniques such as commercial advertising.

     Through its practice operating approach, the Company seeks to stimulate productivity and internal growth within its Affiliated Practices. To accomplish this objective, the Company has developed an operating approach consisting primarily of (i) implementing practice-building and external marketing programs designed to generate new case starts through increased referrals from existing and former patients and the use of multimedia advertising to stimulate demand for treatment services, (ii) offering more affordable payment plans to patients to broaden the market for orthodontic services, (iii) increasing the operating efficiency of the Affiliated Practices by relieving the orthodontists from various time-consuming administrative responsibilities and realizing economies of scale, (iv) providing a systems-oriented approach to training and education of clinic personnel to improve communications with patients and prospective patients and increase productivity, (v) developing new offices to expand the scope of the geographic markets served by Affiliated Practices and
(vi) utilizing a customized management information system to provide detailed financial and operating data and related analyses to Affiliated Practices and management. The Company believes that its approach has resulted in local market expansion, increased new case starts and practice profitability, greater orthodontist productivity and heightened patient satisfaction within its existing Affiliated Practices.

     The Company is pursuing an aggressive expansion program designed to strengthen its position in its current markets and expand its network of Affiliated Practices into markets it does not currently serve. The Company intends to expand its network of Affiliated Practices through future affiliations and new office development. Management believes that, because of the highly fragmented nature of the industry, there are numerous orthodontic practices that are attractive candidates to become Affiliated Practices. The Company focuses on candidates that have favorable reputations in their local markets and the desire to implement the Company's practice operating approach. The Company seeks to build upon the reputations and relationships of the orthodontists associated with the existing Affiliated Practices to identify and develop candidates to become future Affiliated Practices. Many of these orthodontists hold, or have previously held, leadership roles in various state, regional and national associations or are affiliated with or teach at graduate orthodontic programs at dental schools. The Company believes the visibility and reputation of these individuals, combined with the acquisition experience of management, provides the Company with advantages in identifying, negotiating and consummating future affiliations.

                              RECENT DEVELOPMENTS

     In connection with its initial public offering (the "IPO") in May 1997, the Company acquired substantially all the tangible and intangible assets and assumed certain liabilities of, and entered into agreements to provide long-term management services to, 31 orthodontists operating in 58 offices located in 13 states in the United States and in Alberta, Canada (the "Founding Affiliated Practices"). From the date of the IPO through October 24, 1997, the Company has affiliated with an additional 17 practices and 30 orthodontists operating in 30 offices, increasing the total number of existing Affiliated Practices to 48. These additional practices had combined historical gross patient revenues of $18.7 million for their most recently completed fiscal year, and expand the Company's geographic base into Georgia, as well as Ontario and British Columbia, Canada. In addition to these affiliations, the Company is negotiating and will continue to negotiate to affiliate with additional orthodontic practices; however, although the Company intends to aggressively pursue these and other affiliations, there can be no assurance that any of such affiliations will be consummated.

                                  THE OFFERING

Common Stock
     Offered by the Company.............  2,500,000 shares
     Offered by the Selling
       Stockholders.....................  460,000 shares(1)

Common Stock outstanding after the
  Offering..............................  10,773,192 shares(2)(3)

Class B Stock outstanding after the
  Offering..............................  3,164,274 shares

Voting Rights...........................  Holders of Common Stock are entitled to one vote per share and the holders
                                          of Class B Stock are entitled to
                                          three-tenths (3/10ths) of a vote per
                                          share. In addition, holders of the
                                          Class B Stock are currently entitled
                                          to elect as a class one member of the
                                          Board of Directors, and the holders of
                                          the Common X Stock are entitled to
                                          elect as a class all other members of
                                          the Board of Directors. The Common
                                          Stock and the Class B Stock possess
                                          ordinary voting rights and vote
                                          together as a single class in respect
                                          of other corporate matters. The Class
                                          B Stock is convertible into Common
                                          Stock in certain circumstances. See
                                          "Description of Capital Stock."

Use of Proceeds.........................  Net proceeds to the Company from the
                                          Offering will be used to repay bank
                                          debt and for future affiliations, the
                                          development of new offices, future
                                          capital expenditures and general
                                          corporate purposes. See "Use of
                                          Proceeds."

American Stock Exchange Symbol..........  AOI
------------
(1) Of such shares, 182,810 are currently shares of Class B Stock. Such shares will automatically convert into an equal number of shares of Common Stock upon their sale in the Offering.

(2) Includes 1,027,354 shares of Common Stock issuable in connection with certain Canadian affiliations. See "Shares Eligible for Future Sale."

(3) Excludes (i) an aggregate of approximately 839,350 shares of Common Stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $7.18 per share under Apple's 1997 Stock Compensation Plan (the "1997 Stock Compensation Plan"), (ii) approximately 513,996 shares available for future awards under the 1997 Stock Compensation Plan and (iii) 180,000 shares of Common Stock issuable upon the exercise of a warrant issued to an affiliate of TriCap Funding I, L.L.C. ("TriCap"), with an exercise price per share of $7.00, which warrant was subsequently distributed to three investors in such affiliate, including William Sherrill, a director of the Company. See "Management -- 1997 Stock Compensation Plan" and "Certain Transactions."

     EXCEPT WHERE OTHERWISE SPECIFIED, INDUSTRY INFORMATION USED IN THIS PROSPECTUS IS DERIVED FROM THE 1995 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY ("1995 JCO STUDY"), A BIENNIAL STUDY, AND RELATES
TO 1994 UNLESS OTHERWISE INDICATED. PART I OF THE 1997 JOURNAL OF CLINICAL ORTHODONTISTS ORTHODONTIC PRACTICE STUDY (THE "1997 JCO STUDY"), WHICH
CONTAINS CERTAIN COMPARABLE INFORMATION FOR 1995 AND 1996, HAS RECENTLY BECOME AVAILABLE AND IS CITED HEREIN AS APPROPRIATE. THE REMAINDER OF THE 1997 JCO STUDY IS NOT EXPECTED TO BE AVAILABLE UNTIL LATE 1997. THE INFORMATION COMPILED IN THE 1995 JCO STUDY AND THE 1997 JCO STUDY RELATES TO ORTHODONTISTS WHO HAVE COMPLETED ACCREDITED GRADUATE ORTHODONTIC TRAINING PROGRAMS AND NEITHER THAT INFORMATION NOR ANY OTHER INDUSTRY INFORMATION SET FORTH IN THIS PROSPECTUS RELATES TO GENERAL AND SPECIALTY DENTISTS WHO ALSO PERFORM ORTHODONTIC SERVICES.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following information is derived from the financial statements of Apple included elsewhere in this Prospectus. Comparative results have not been presented as the Company was effectively not in operation in 1996. For certain additional information concerning the existing Affiliated Practices, see Note 6 of Notes to the Audited Financial Statements and Notes 3 and 6 of Notes to the Unaudited Financial Statements.

                                            PERIOD FROM
                                             INCEPTION
                                          (JULY 15, 1996)
                                              THROUGH         THREE MONTHS ENDED
                                         DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                         -----------------    ------------------
                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Service fee revenues....................     $   --                $  7,480(1)
Costs and expenses(2):
     Salaries and benefits..............           627                3,094
     Orthodontic supplies...............         --                     998
     Rent...............................            20                  786
     Advertising and marketing..........         --                     146
     General and administrative.........           232                1,241
     Depreciation and amortization......             5                  341
     Compensation expense related to
       issuance of stock(3).............        13,812                --
     Consulting expense related to
       issuance of stock(3).............         9,613                --
                                         -----------------    ------------------
     Total costs and expenses...........        24,309                6,606
                                         -----------------    ------------------
Operating income (loss).................       (24,309)                 874
Interest expense........................         --                     141
Interest and other income...............         --                     (94)
                                         -----------------    ------------------
Income (loss) before income taxes.......       (24,309)                 827
Provision for income taxes..............         --                     314
                                         -----------------    ------------------
Net income (loss).......................     $ (24,309)            $    513
                                         =================    ==================
Weighted average shares outstanding.....         3,359               11,205
Earnings per share......................     $   (7.24)            $   0.05

                                                 SEPTEMBER 30, 1997
                                          --------------------------------
                                              ACTUAL        AS ADJUSTED(4)
                                          --------------    --------------
                                                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................     $    693          $ 26,429
Total assets............................       40,783            66,519
Long-term debt and capital lease
  obligations, net of current portion...        9,410               210
Stockholders' equity....................       16,132            51,068
------------
(1) Reflects service fees for the Founding Affiliated Practices for the entire three-month period and for affiliations during the three-month period, from the date of such affiliation.

(2) Corporate office expenses are included for all periods presented.

(3) Reflects non-recurring charges related to shares issued to management and advisors of the Company in October and December 1996, at $7.00 per share. See Note 1 of the Notes to the Audited Financial Statements included elsewhere in this Prospectus.

(4) Adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company in the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CERTAIN ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF ITS EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS AND OTHER FACTORS THE COMPANY BELIEVES ARE IMPORTANT UNDER THE CIRCUMSTANCES. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL ACTIVITIES AND RESULTS TO DIFFER INCLUDE, WITHOUT LIMITATION, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY.

LIMITED COMBINED OPERATING HISTORY

     The Company was incorporated in July 1996 and conducted no operations before its IPO in May 1997 other than in connection with the IPO and affiliation with the Founding Affiliated Practices. Although each of the existing Affiliated Practices operated independently before affiliation with the Company, the Company has a limited combined operating history. As a result, there can be no assurance that the process of integrating the management and administrative functions of the Affiliated Practices will be successful or that the Company's management will be able to effectively or profitably manage these operations or successfully implement the Company's operating or expansion strategies. Failure by the Company to successfully implement its operating or expansion strategies would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Service Agreements."

RELIANCE ON AFFILIATED PRACTICES AND ORTHODONTISTS

     The Company receives fees for services provided to the Affiliated Practices under long-term service agreements (the "Service Agreements"). It does not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the Affiliated Practices, and its services revenue generally depends on revenue generated by the Affiliated Practices. In some cases, the fees are based on the costs and expenses the Company incurs in connection with providing services. The profitability of the Affiliated Practices, as well as the performance of the individual orthodontists employed by the Affiliated Practices, affect the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Service Agreements."

     The revenues of the Affiliated Practices (and, therefore, the success of the Company) are dependent on fees generated by the orthodontists employed by the Affiliated Practices. In connection with the Service Agreements, each orthodontist affiliated with an Affiliated Practice enters into an employment agreement, generally with a term ranging from five to seven years, with the professional corporation or association in which that orthodontist owns an equity interest (and which is a party to a Service Agreement). A substantial reduction in the number of orthodontists employed by or associated with the Affiliated Practices could have a material adverse effect on the financial performance of the Company. The ability of the Affiliated Practices to replace existing orthodontists by attracting new orthodontists may be constrained by the limited number of new orthodontists completing post-graduate orthodontic programs each year. In addition, a shortage of available orthodontists with the skills and experience sought by the Company would have a material adverse effect on the Company's expansion opportunities. Failure by the Affiliated Practices to employ a sufficient number of orthodontists (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Industry" and "-- Orthodontist Employment Agreements."

RISKS ASSOCIATED WITH EXPANSION STRATEGY

     The success of the Company's expansion strategy depends on a number of factors, including the Company's ability to (i) identify attractive candidates to become Affiliated Practices, (ii) affiliate with Affiliated Practices on favorable terms, (iii) adapt the Company's structure to comply with present or future legal requirements affecting the Company's arrangements with Affiliated Practices and comply with regulatory and licensing requirements applicable to orthodontists and facilities operated and services offered by orthodontists,
(iv) expand the Company's infrastructure and management to accommodate expansion and (v) obtain suitable financing to facilitate its expansion program. Identifying candidates to become Affiliated Practices and proposing, negotiating and implementing advantageous affiliations with such groups can be a lengthy, complex and costly process. There can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to provide services effectively and enhance the profitability of additional Affiliated Practices or that the Company will be able to obtain adequate financing on reasonable terms to support its expansion program. Furthermore, using shares of Common Stock as consideration for (or in order to provide financing for) future affiliations could result in significant dilution to then-existing stockholders. In addition, future affiliations accounted for as purchases may result in substantial noncash amortization charges for intangible assets in the Company's statements of operations. See "-- Competition," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
"Business -- Strategy."

COMPETITION

     The Company faces substantial competition from other companies to establish affiliations with additional orthodontic practices. The Company is aware of a number of other public and private practice management companies focused on orthodontics, as well as several companies pursuing similar strategies in dentistry and other segments of the health care industry. The Company is aware that general dental practice management companies have, or intend to, provide orthodontic services and seek to affiliate with or employ orthodontists. Certain of these competitors have greater financial and other resources than the Company. Additional companies with similar objectives may enter the Company's markets and compete with the Company. In addition, the business of providing orthodontic services is highly competitive in each market in which the Company operates. The Affiliated Practices face local competition from other orthodontists, general dentists and pedodontists (dentists specializing in the care of children's teeth), some of whom have more established practices. Dentists are not restricted by law or any governmental authority from providing orthodontic services. Management believes the increase in recent years in dentists providing orthodontic services has limited the growth of patient case starts performed by orthodontists. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company. See "Business -- Competition."

GOVERNMENT REGULATION

     Various U.S. federal and state laws as well as Canadian laws prohibit business corporations such as the Company from engaging in the practice of orthodontics or employing orthodontists to practice orthodontics and prohibit orthodontists from splitting fees with non-orthodontists, as well as certain other activities. The specific restrictions against the corporate practice of orthodontics, as well as the interpretation of those restrictions by state regulatory authorities, vary from jurisdiction to jurisdiction. The restrictions are generally designed to prohibit an entity not wholly owned by orthodontists (such as the Company) from controlling the professional assets of an orthodontic practice (such as patient records and payor contracts), employing orthodontists to practice orthodontics (or, in certain states, employing dental hygienists or orthodontic assistants), or controlling the content of an orthodontist's advertising or professional practice. Apple does not acquire any professional assets or employ any orthodontists who provide orthodontic services at any of the Affiliated Practices' locations. The laws of many jurisdictions also prohibit orthodontists from sharing professional fees with non-orthodontic entities. Dental boards do not generally interpret these prohibitions as preventing a non-orthodontic entity from owning non-professional assets used by an orthodontist in an orthodontic practice or providing management services to an orthodontist for a fee, provided certain conditions are met. There can be no assurance that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of orthodontics and their interpretation are enforced by regulatory authorities that have broad discretion. There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited. See "Business -- Government Regulation."

EXTENT OF PROTECTION OF PROPRIETARY RIGHTS

     Apple relies in part on trademark, service mark, trade dress, trade secret, unfair competition and copyright laws to protect its intellectual property rights. There can be no assurance that actions taken by the Company will be adequate to protect its intellectual property rights from misappropriation by others, that the Company's proprietary information will not become known to competitors, that others will not independently develop substantially equivalent or better intellectual properties that do not infringe on the Company's intellectual property rights or that others will not assert rights in, and ownership of, proprietary rights of the Company. Furthermore, the Company's rights to its "APPLE ORTHODONTIX" common law service mark may be limited in market areas where a similar trademark or service mark may already be in use. The Company has not applied for or obtained any registrations of its trademarks or service marks. The Company is aware of several other businesses that utilize an "APPLE" service mark in connection with the provision of general dental services, some of which have obtained federal or state trademark registrations. The Company is aware of one other orthodontic practice in the United States that utilizes a service mark similar to the Company's, which practice is not located in a market where any of the existing Affiliated Practices' offices are located.

CONTROL BY EXISTING MANAGEMENT AND DIRECTORS

     Following completion of the Offering, John G. Vondrak, D.D.S., the Company's Chairman and Chief Executive Officer, and the other executive officers and directors of the Company as a group will beneficially own approximately 40.9% and 17.2%, respectively, of the outstanding shares of Class B Stock (or an aggregate of approximately 58.1%) and 3.2% and 2.1%, respectively, of the outstanding shares of Common Stock (or an aggregate of approximately 5.3%). These persons, if acting in concert, would be able to exercise significant influence over the Company's affairs. See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance depends in significant part on the continued service of its senior management, including Dr. Vondrak and other key personnel. There can be no assurance that Dr. Vondrak, the Company's senior management and other key employees will continue to work for the Company. Loss of services of those employees could have a material adverse effect on the Company's business, results of operations and financial condition. The success of the Company's growth strategy also depends on the Company's ability to attract and retain additional high-quality personnel. See
"Business -- Employees" and "Management."

LITIGATION WITH ORTHODONTIC CENTERS OF AMERICA

     In December 1996, Orthodontic Centers of America, Inc. ("OCA") filed a complaint in the United States District Court for the Eastern District of Louisiana against Apple, Dr. Vondrak, John G. Vondrak, P.C. and John G. Vondrak Apple Orthodontix, Inc. ("JGVAOI") alleging, among other things, misappropriation of trade secrets and certain breaches of a confidentiality agreement executed by Dr. Vondrak, on behalf of John Vondrak, P.C., in favor of OCA. While Apple is not a party to the confidentiality agreement, OCA alleged that Apple should be bound by its terms as a result of the relationship between Dr. Vondrak and Apple (specifically, OCA alleged that Dr. Vondrak and Apple are alter egos and, alternatively, that Dr. Vondrak was acting as Apple's agent when he executed the confidentiality agreement). In August 1997, the court dismissed OCA's claims without prejudice on the grounds that the court lacked jurisdiction. There can be no assurance that OCA will not seek to overturn the court's decision or file a similar suit in another jurisdiction.

     In August 1997, Apple filed a declaratory judgment action in the District Court of Harris County, Texas (164th Judicial District) seeking a finding by the court that neither Apple nor Dr. Vondrak has violated the terms of the confidentiality agreement, otherwise used confidential information supplied by OCA or unfairly competed against OCA. This lawsuit is still pending, and Apple cannot predict whether it will succeed in obtaining the declarations sought from the court or, if it is not successful, what effect this may have on Apple. See "Business -- Litigation and Insurance."

RISK OF PROVIDING ORTHODONTIC SERVICES; ADEQUACY OF INSURANCE COVERAGE

     The Affiliated Practices provide orthodontic services to the public and are exposed to the risks of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of an orthodontist employed by an Affiliated Practice. Each Affiliated Practice has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself and is named as an additional insured party on the liability insurance policies of the Affiliated Practices. The existing Affiliated Practices maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million per orthodontist. The Company expects that it will require future Affiliated Practices to maintain comparable insurance coverage. In the event an Affiliated Practice employs more than one orthodontist, that practice will maintain insurance with a separate limit for claims against that practice in an amount acceptable to Apple. There can be no assurance that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs. See "Business -- Litigation and Insurance."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market. The shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company.

     Concurrently with the closing of its IPO in May 1997, the orthodontist owners of the Founding Affiliated Practices received, in the aggregate, 3,682,554 shares of Common Stock as a portion of the consideration for the purchase by the Company of the assets of their practices, of which 247,660 are being sold by certain of the Selling Stockholders in this Offering. As of October 24, 1997, certain other stockholders of the Company held, in the aggregate, an additional 3,347,084 shares of Class B Stock, of which 182,810 are being converted into Common Stock and offered by certain of the Selling Stockholders in this Offering. None of those 7,029,638 shares was acquired in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. In addition, the orthodontist owners of the Founding Affiliated Practices have agreed not to sell any shares of Common Stock owned by them until May 1998 (one year following the IPO), subject to their right to exercise certain registration rights. After the expiration of such restricted period, all of those shares may be sold in accordance with Rule 144 under the Securities Act, subject to the applicable volume limitations, holding period and other requirements of Rule 144. Substantially all of the outstanding Class B Stock became eligible for resale pursuant to Rule 144 on October 11, 1997, although such shares will remain subject to a contractual resale restriction entered into in connection with the IPO until November 18, 1997; PROVIDED that 876,491 of such shares (which number excludes shares of Class B Stock being converted and sold by certain of the Selling Stockholders in this Offering), and 176,005 shares of Common Stock, will be subject to resale restrictions for 90 days after the effective date of the Registration Statement of which this Prospectus is a part pursuant to registration rights agreements, or for 90 days from the date of this Prospectus (the "90-Day Lockup Period") pursuant to agreements with Bear, Stearns & Co. Inc. An additional 1,672,723 shares of Class B Stock are held by management and are subject to resale restrictions during the 90-Day Lockup Period pursuant to agreements with Bear, Stearns & Co. Inc.

     In June 1997, the Company registered 2,000,000 shares of Common Stock for use by the Company as all or a portion of the consideration to be paid in future affiliation transactions. As of October 24, 1997, approximately 674,000 of these shares had been issued to the orthodontist owners of the Company's new Affiliated Practices. These shares are, and the remaining approximately 1,326,000 of these shares will be, generally freely tradeable upon issuance; however, each party that has received these shares of Common Stock has contractually agreed with the Company not to sell any of such shares for a period of one year from receipt. The Company anticipates that the agreements entered into the connection with future affiliations will contractually restrict the resale of all or a portion of the shares issued in these transactions for varying periods of time.

     Between July 25, 1997 and October 24, 1997, the Company affiliated with several practices in Canada. For Canadian legal reasons, the stock issued to the owners of those practices (which was not registered under the Securities Act) was of a Canadian subsidiary of the Company, rather than of the Company itself. The subsidiary stock is exchangeable by the holders for an aggregate of 1,027,354 shares of Common Stock, which are contractually restricted for one year from the date of issuance of the subsidiary stock. Such shares of Common Stock would not be permitted to be sold without registration under the Securities Act or an applicable exemption therefrom; however, in connection with each such affiliation, the Company has agreed that it will file a shelf registration statement for the resale of such shares of Common Stock and use its best efforts to cause such registration statement to become effective no later than one year after the date of such affiliation. Pursuant to the shelf registration statement, the holders would be permitted to sell such shares of Common Stock without restriction.

     The Company, its directors and executive officers and the Selling Stockholders have agreed not to offer or sell any shares of Common Stock for the 90-Day Lockup Period without the prior written consent of Bear, Stearns & Co. Inc., except that the Company may issue, subject to certain conditions, Common Stock in connection with future affiliations and may grant awards under the 1997 Stock Compensation Plan. These restrictions will be applicable to any shares acquired by any of those persons in the Offering or otherwise during the 90-Day Lockup Period.

     As of September 30, 1997, the Company had outstanding under the 1997 Stock Compensation Plan options to purchase approximately 839,350 shares of Common Stock. In October 1997, the Company filed a registration statement on Form S-8 to register the 980,000 shares issuable in connection with Awards under the 1997 Stock Compensation Plan. See "Management -- 1997 Stock Compensation Plan" and "Shares Eligible for Future Sale."

NEED FOR ADDITIONAL FINANCING

     The Company's expansion strategy requires substantial capital resources. Capital is needed not only for the affiliation with future Affiliated Practices, but for the effective integration, operation and expansion of the existing and future Affiliated Practices. In addition, the Affiliated Practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology. The Service Agreements provide for loans by the Company to Affiliated Practices under various circumstances. Such loans generally bear interest at prime plus one percent and are to be repaid over varying periods of time not to exceed five years. The extent to which the Company is able or willing to use shares of Common Stock to enter into future affiliations or provide future financing will depend on the market value of the Common Stock from time to time and, in the case of affiliations, the willingness of owners of potential Affiliated Practices to accept Common Stock as full or partial payment of consideration for affiliations. Using shares of Common Stock for these purposes may result in significant dilution to then-existing stockholders. The

Company will require additional capital from outside financing sources in order to continue its expansion program. There can be no assurance that the Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations and new office openings, seasonal fluctuations in the demand for orthodontic services and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE VOLATILITY OF STOCK PRICE

     The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of physician practice management companies have been, and can in the future be expected to be, particularly volatile. The market price of the Common Stock may be subject to volatility from quarter to quarter depending on announcements regarding the Affiliated Practices and the Company's ability to open new offices, affiliations by the Company or its competitors, government relations, developments or disputes concerning proprietary rights, changes in health care policy in the United States and Canada, the issuance of stock market analyst reports and recommendations, and economic and other external factors beyond the control of the Company, as well as operating results of the Company and fluctuations in the Company's financial results. See "-- Fluctuations in Operating Results" and "Price Range of Common Stock."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Bylaws and of Delaware corporation law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Restated Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, provides for a "staggered" Board of Directors and provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. In addition, certain provisions of the Company's Bylaws restrict the right of the stockholders to call a special meeting of stockholders, to nominate directors, to submit proposals to be considered at stockholders' meetings and to adopt amendments to the Bylaws. The Company also is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock or Class B Stock in the foreseeable future. In addition, the Company's existing credit facility prohibits the payment of dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  THE COMPANY

     Apple is a leading provider of practice management services (which exclude the management and delivery of orthodontic services) to orthodontic practices in the United States and Canada. The Company offers its Affiliated Practices a full range of such services to facilitate the efficient and productive delivery of high-quality, affordable orthodontic treatment to consumers. As of October 24, 1997, the Company provided services to 48 orthodontic practices representing 61 orthodontists in 14 states in the United States and 3 provinces in Canada.

     The Company's principal executive offices are located at 2777 Allen Parkway, Suite 700, Houston, Texas 77019, and its telephone number is (713) 852-2500.

                              RECENT DEVELOPMENTS

     In connection with its IPO in May 1997, the Company acquired substantially all the tangible and intangible assets and assumed certain liabilities of, and entered into agreements to provide long-term services to, the Founding Affiliated Practices, comprised of 31 orthodontists operating in 58 offices located in 13 states in the United States and in Calgary, Alberta. Since the date of the IPO, the Company has affiliated with an additional 17 practices and 30 orthodontists operating in 30 offices, increasing the total number of existing Affiliated Practices to 48. These additional practices have combined historical gross patient revenues of $18.7 million for their most recently completed fiscal year. These affiliations have expanded the Company's geographic base into Georgia, as well as Ontario and British Columbia, Canada. In addition to these affiliations, the Company is negotiating and will continue to negotiate to affiliate with additional orthodontic practices; however, although the Company intends to aggressively pursue these and other affiliations, there can be no assurance that any of such affiliations will be consummated.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (after deducting the underwriting discounts and commissions and estimated Offering expenses) are estimated to be approximately $34.9 million (approximately $41.3 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of the 460,000 shares of Common Stock by the Selling Stockholders in the Offering.

     The Company intends to use these proceeds to repay bank debt and for future affiliations, the development of new offices, future capital expenditures and general corporate purposes. The Company is negotiating and will continue to negotiate to affiliate with additional orthodontic practices; however, although the Company intends to aggressively pursue these and other affiliations, there can be no assurance that any of such affiliations will be consummated. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

     The Company intends to use approximately $10.7 million of the net proceeds of the Offering to repay outstanding indebtedness under its revolving credit facility (the "TCB Facility") with Texas Commerce Bank, National Association ("TCB"), which the Company entered into in July 1997. The proceeds of this facility were used to finance affiliations and capital expenditures and for general corporate purposes. At September 30, 1997, $9.2 million was outstanding under the TCB Facility, bearing interest at the rate of 8.5% per annum. An additional $1.5 million was borrowed under the TCB Facility subsequent to September 30, 1997.

                          PRICE RANGE OF COMMON STOCK

     The following table sets forth the range of the high and low sale prices for the Common Stock on the American Stock Exchange for the periods indicated:

                                          HIGH        LOW
                                        ---------   -------
Year Ending December 31, 1997
     Second Quarter (commencing
       May 23) ......................   $11 11/16   $ 7 5/8
     Third Quarter...................    16 1/4       9
     Fourth Quarter (through
       October 24)...................    16 1/16     14 5/16

     The closing sale price of the Common Stock on October 24, 1997, as reported on the American Stock Exchange, was $15 1/8 per share. As of October 21, 1997, there were approximately 82 holders of record of the Common Stock, as shown on the records of the transfer agent and registrar for the Common Stock. The number of record holders does not bear any relationship to the number of beneficial owners of the Common Stock.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock or Class B Stock in the foreseeable future. The Company currently intends to retain earnings to support operations and finance expansion. In addition, the Company's existing credit facility prohibits the payment of dividends.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and the capitalization of the Company at September 30, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds to the Company therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.

                                            SEPTEMBER 30, 1997
                                        --------------------------
                                         ACTUAL       AS ADJUSTED
                                        ---------     ------------
                                        (IN THOUSANDS, UNAUDITED)
Short-term debt and capital lease
  obligations:
     Current portion of long-term
      debt and capital lease
      obligations....................   $     122       $    122
                                        ---------     ------------
          Total short-term debt and
             capital lease
             obligations.............   $     122       $    122
                                        =========     ============
Long-term debt and capital lease
  obligations:
     Long-term debt and capital lease
      obligations, net of current
      portion........................   $   9,410       $    210
Stockholders' equity:
     Class A Common Stock, $0.001 par
      value, 25,000,000 shares
      authorized; 7,930,799 shares
      issued and outstanding (actual)
      and 10,613,609 shares issued
      and outstanding (as
      adjusted)(1)(2)(3).............           8             11
     Class B Common Stock, $0.001 par
      value, 4,106,852 shares
      authorized, 3,347,084 shares
      issued and outstanding (actual)
      and 3,164,274 shares issued and
      outstanding (as adjusted)(3)...           3              3
     Warrant.........................         777            777
     Additional paid-in capital......      39,809         74,742
     Retained deficit................     (24,465)       (24,465)
                                        ---------     ------------
          Total stockholders'
            equity...................      16,132         51,068
                                        ---------     ------------
          Total capitalization.......   $  25,542       $ 51,278
                                        =========     ============
------------
(1) Includes 1,027,354 shares of Common Stock issuable in connection with certain Canadian affiliations. See "Shares Eligible for Future Sale."

(2) Excludes (i) an aggregate of approximately 839,350 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1997 Stock Compensation Plan, (ii) approximately 513,996 shares available for future awards under the 1997 Stock Compensation Plan and (iii) 180,000 shares of Common Stock issuable upon the exercise of a warrant issued to TriCap Partners, with an exercise price per share of $7.00, which warrant was subsequently distributed to three investors of TriCap Partners, including William Sherrill, a director of the Company. See "Management -- 1997 Stock Compensation Plan" and "Certain Transactions."

(3) Of the shares being offered by the Selling Stockholders, 182,810 are currently shares of Class B Stock. Such shares will automatically convert into an equal number of shares of Common Stock upon their sale in the Offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following information is derived from the financial statements of Apple included elsewhere in this Prospectus. The Company believes that comparisons of results for 1997 periods to those for 1996 periods are not meaningful as the Company was effectively not in operation in 1996. For certain additional information concerning the existing Affiliated Practices, see Note 6 of Notes to the Audited Financial Statements and Notes 3 and 6 of Notes to the Unaudited Financial Statements.

                                        PERIOD FROM
                                         INCEPTION
                                         (JULY 15,         NINE MONTHS           THREE MONTHS
                                           1996)              ENDED                 ENDED
                                          THROUGH         SEPTEMBER 30,         SEPTEMBER 30,
                                        DECEMBER 31,   --------------------  --------------------
                                            1996         1997       1996       1997       1996
                                        ------------   ---------  ---------  ---------  ---------
                                                           (UNAUDITED)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Service fee revenues.................     $   --       $   9,166(1) $    --  $   7,480(1) $  --
Costs and expenses(2):
     Salaries and benefits...........          627         4,544        161      3,094        161
     Orthodontic supplies............         --           1,198       --          998       --
     Rent............................           20         1,214       --          786       --
     Advertising and marketing.......         --             153       --          146       --
     General and administrative
       expenses......................          232         1,856          9      1,241          9
     Depreciation and amortization...            5           412          2        341          2
     Compensation expense related to
       issuance of stock(3)..........       13,812          --         --         --         --
     Consulting expense related to
       issuance of stock(3)..........        9,613          --         --         --         --
                                        ------------   ---------  ---------  ---------  ---------
     Total costs and expenses........       24,309         9,377        172      6,606        172
                                        ------------   ---------  ---------  ---------  ---------
Operating income (loss)..............      (24,309)         (211)      (172)       874       (172)
Interest expense.....................         --             148       --          141       --
Interest and other income............         --            (108)      --          (94)      --
                                        ------------   ---------  ---------  ---------  ---------
Income (loss) before income taxes....      (24,309)         (251)      (172)       827       (172)
Provision for income taxes                    --             (95)      --          314       --
                                        ------------   ---------  ---------  ---------  ---------
Net income (loss)....................     $(24,309)    $    (156) $    (172) $     513  $    (172)
                                        ============   =========  =========  =========  =========
Weighted average shares
  outstanding........................        3,359         6,965      3,347     11,205      3,347
Earnings per share...................     $  (7.24)    $   (0.02) $   (0.05) $    0.05  $   (0.05)

                                               SEPTEMBER 30, 1997
                                        --------------------------------
                                            ACTUAL        AS ADJUSTED(4)
                                        --------------    --------------
                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital......................      $    693          $ 26,429
Total assets.........................        40,783            66,519
Long-term debt and capital lease
  obligations, net of current
  portion............................         9,410               210
Stockholders' equity.................        16,132            51,068
------------
(1) The nine months ended September 30, 1997 reflects service fees for the Founding Affiliated Practices since June 1, 1997. Service fees related to affiliations subsequent to the IPO, are included from the date of such affiliation.

(2) Corporate office expenses are included for all periods presented.

(3) Reflects non-recurring charges related to shares issued to management and advisors of the Company in October and December 1996, at $7.00 per share. See Note 1 of the Notes to the Audited Financial Statements included elsewhere in this Prospectus.

(4) Adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company in the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK
FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE HISTORICAL RESULTS SET FORTH IN THIS DISCUSSION AND ANALYSIS ARE NOT INDICATIVE OF TRENDS WITH RESPECT TO ANY ACTUAL OR PROJECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS OF THE COMPANY AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     The Company conducted no significant operations before its IPO in May 1997 when the Company acquired the tangible and intangible assets and liabilities of, and entered into Service Agreements with, the 31 Founding Affiliated Practices. Since that time, through October 24, 1997, the Company has affiliated with an additional 17 practices and 30 orthodontists operating in 30 offices. The Company expects that its future growth will come from (i) implementing a comprehensive practice operating approach designed to drive internal growth of the Affiliated Practices, (ii) entering into Service Agreements with new Affiliated Practices and (iii) developing new orthodontic centers, including satellite offices (branch locations of existing Affiliated Practices), with existing and future Affiliated Practices.

     Through its Service Agreements, the Company provides a full complement of practice management services to Affiliated Practices in return for service fees. The service fees earned by the Company are in accordance with three general types of Service Agreements -- the standard form of the Service Agreement (the "Standard Contract"), the alternative form of the Service Agreement (the "Alternative Contract") and a Service Agreement based upon a flat fee (the
"Flat Fee Contract"). The Standard Contract calls for a calculation of the monthly service fee based on the total patient revenues earned by the Affiliated Practice, which is defined by the agreement to represent 24% of the total contract value in the initial month of a patient's treatment, with the remainder of the contract balance earned evenly over the balance of the contract term. From total patient revenues, the practices retain a percentage of the Affiliated Practices' cash collections.

     The Alternative Contract is used in certain jurisdictions where use of the Standard Contract is not permitted. It is a cost-plus fee arrangement, whereby the service fee includes the reimbursement of defined expenses incurred by Apple in the course of providing services to the Affiliated Practice plus a percentage of revenues. The Flat Fee Contract is based on a flat fee that is subject to adjustment on an annual basis. It is used when local jurisdictions do not allow use of the Standard Contract or the Alternative Contract. The Company believes the fees generated by each of these formulas reflect the fair market value of the services provided and are comparable to the fees earned by other practice management service companies in the respective jurisdictions where these arrangements exist. See "Business -- Service Agreements."

     The expenses incurred by the Company in fulfilling its obligations under the Service Agreements are generally of the same nature as the operating costs and expenses that would have otherwise been incurred by the Affiliated Practices, including salaries, wages and benefits of practice personnel (excluding orthodontists and, in some cases, orthodontic assistants and other professional personnel), orthodontic supplies and office supplies used in administering their clinic practices, the office (general and administrative) expenses of the practices and depreciation and amortization of assets acquired from the existing Affiliated Practices. In addition to the operating costs and expenses discussed above, the Company incurs personnel and administrative expenses in connection with establishing and maintaining a corporate office, which provides management, administrative, marketing and business development services.

     In accordance with Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," published by the Securities and Exchange Commission (the "Commission"), the acquisition of the assets and assumption of certain liabilities for all of the Founding Affiliated Practices has been accounted for by the Company at the transferors' historical cost basis, with the shares of Common Stock issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration paid at closing on May 29, 1997 is reflected as a dividend by Apple to the owners of the Founding Affiliated Practices in the quarter ended June 30, 1997. SAB No. 48 is not applicable to affiliations made by the Company subsequent to the IPO. The Company's subsequent acquisitions of certain of the assets and liabilities of Affiliated Practices has resulted and will continue to result in substantial noncash amortization charges for intangible assets in the Company's statements of operations.

RESULTS OF OPERATIONS FOR THE INTERIM PERIODS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

  SERVICE FEE REVENUES

     The Company generated service fee revenues of $7.5 million and $9.2 million for the three- and nine-month periods ended September 30, 1997, respectively. The Company conducted no significant operations through the date of the IPO. Following completion of the IPO and the affiliations with the Founding Affiliated Practices on May 29, 1997, the Company began operations effective June 1, 1997. Therefore, service fee revenues reflect only four months of operations during the nine months ended September 30, 1997 and there were no service fee revenues during the nine months ended September 30, 1996.

  COSTS AND EXPENSES

     The Company incurred costs and expenses of $6.6 million (88.3% of service fee revenues) and $9.4 million (102.3% of service fee revenues) for the three- and nine-month periods ended September 30, 1997, respectively. The Company's costs and expenses consisted primarily of salaries and benefits, orthodontic supplies, rent, advertising and marketing, general and administrative and depreciation and amortization. Costs and expenses of $172,395 for each of the three- and nine-month periods ended September 30, 1996 represented corporate office expenses for the period from inception (July 15, 1996) through September 30, 1996.

  OPERATING INCOME

     The Company generated operating income (loss) of $873,995 and $(210,848) for the three- and nine-month periods ended September 30, 1997, respectively. These operating income (loss) amounts comprised 11.7% and (2.3)%, respectively, of service fee revenues for such periods. The Company generated an operating loss of $172,395 for each of the three- and nine-month periods ended September 30, 1996. As stated above, these results reflect the impact of the Company's Service Agreements only for the period from June 1, 1997 through September 30, 1997 (I.E., the period subsequent to the IPO) for the Founding Affiliated Practices and from the date of affiliation through September 30, 1997 for all subsequent affiliations. General and administrative expenses were incurred during the entire period from inception (July 15, 1996) through May 29, 1997 in connection with the IPO and the affiliation with the Founding Affiliated Practices.

  INTEREST EXPENSE

     Interest expense of $141,312 and $147,995 for the three- and nine-month periods ended September 30, 1997, respectively, reflected the cost of borrowings under the Company's revolving credit facility entered into on July 28, 1997, certain indebtedness of the Founding Affiliated Practices that was assumed by the Company and certain capital lease obligations for computer and office equipment. There was no interest expense incurred during the nine months ended September 30, 1996.

  INTEREST AND OTHER INCOME

     Interest income of $91,252 and $104,844 for the three- and nine-month periods ended September 30, 1997, respectively, reflected interest earned on the Company's net proceeds from the IPO and on notes receivable from certain of the Founding Affiliated Practices. There was no interest income generated during the nine months ended September 30, 1996.

  INCOME TAXES

     The Company generated an income tax provision (benefit) of $314,274 and $(95,320) for the three-and nine-month periods ended September 30, 1997, respectively. The income tax benefit for the nine-month period resulted from net operating losses generated by the Company during the period from January 1, 1997 through May 29, 1997. The Company incurred no income taxes for the nine months ended September 30, 1996.

  NET INCOME (LOSS)

     As a result of the foregoing factors, the Company generated net income
(loss) of $512,763 and $(155,521) for the three- and nine-month periods ended September 30, 1997, respectively, or earnings (loss) per share of $0.05 and $(0.02), respectively. These net income (loss) amounts comprised 6.9% and (1.7)%, respectively, of service fee revenues for such periods.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

     The Company conducted no significant operations during 1996. The Company's retained deficit at December 31, 1996 was primarily attributable to compensation and consulting charges totaling $23.4 million related to valuing stock issued to management and advisors of the Company, in October and December of 1996, at the IPO price of $7.00 per share. The overall impact of these charges was to increase additional paid-in capital by a total of $23.4 million and to increase the retained deficit by $23.4 million. There was no net effect on stockholders' equity. The Company also incurred various legal, accounting, travel, personnel and marketing costs during the period from inception (July 15, 1996) through December 31, 1996 in connection with the IPO and the affiliations with the Founding Affiliated Practices.

LIQUIDITY AND CAPITAL RESOURCES

  FINANCING ACTIVITIES

     The Company has financed its capital requirements to date with borrowings from banks and issuances of equity securities. To date, the Company has been able to obtain satisfactory financing for its operations and believes that it will be able to obtain such financing as required in the future. On July 28, 1997, the Company entered into a three-year, $15.0 million revolving credit facility with TCB. Availability under the TCB Facility is tied to the Company's cash flow and liquidity. Advances under the TCB Facility bear interest, at the Company's option, at prime rate or LIBOR, in each case plus a margin which is calculated based upon the Company's ratio of indebtedness to cash flow. At September 30, 1997, the Company had $9.2 million drawn under this facility, bearing interest at the rate of 8.5% per annum.

     Total long-term debt increased from zero at December 31, 1996, to $9.4 million at September 30, 1997. The increase is attributable to borrowings for affiliations with new orthodontic practices, the purchase of property and equipment and general working capital needs. The Company's weighted average cost of indebtedness was 8.7% per annum for the third quarter of 1997.

  WORKING CAPITAL MANAGEMENT

     The Company's strategy in managing its working capital is to maintain sufficient availability under its bank credit facility to finance short-term capital needs in excess of internally generated funds and minimize excess cash on its balance sheet.

     The cash and cash equivalents balance of $3.3 million at September 30, 1997 primarily consisted of borrowings under the Company's revolving credit facility for use as consideration for certain new affiliations completed during the third quarter of 1997. These funds were placed into escrow pending the completion of certain post-closing amendments to the definitive agreements for these transactions. These amendments had not been completed as of September 30, 1997. The Company expects these amendments to be completed and the funds disbursed from the escrow account to the sellers during the fourth quarter of 1997.

     The restricted cash balance of $2.1 million at September 30, 1997 consisted of borrowings under the Company's revolving credit facility which were placed into escrow pending the resolution of certain post-closing contingencies related to a new affiliation completed during the third quarter of 1997. A favorable resolution of these post-closing contingencies would result in payment of the $2.1 million to the sellers in January 1999. The Company has the right to post a letter of credit in order to have the $2.1 million released from escrow to the Company prior to January 1999. The Company expects to post the letter of credit during the fourth quarter of 1997.

  CAPITAL EXPENDITURES

     The Company anticipates making capital expenditures for the Affiliated Practices during the remainder of 1997 of approximately $1.0 million to fund, among other things, the development of new offices. The average cost of developing a new office (which may vary by geographic market) is estimated to be approximately $250,000 to $400,000, including initial working capital requirements. The Service Agreements provide for advances by the Company to the Affiliated Practices for working capital requirements (including any deficits in cash flows of Affiliated Practices resulting from, among other things, development of satellite offices) and other purposes. Such loans bear interest at prime plus one percent and are repayable over varying periods of time not to exceed five years. Total notes receivable from Affiliated Practices were $1.5 million at September 30, 1997. It is anticipated that capital expenditures will be funded from the Company's cash flow from operations, the net proceeds from this Offering and borrowings under the TCB Facility.

  BUSINESS DEVELOPMENT

     The Company's business development program also requires significant amounts of capital. The amount of cash to be used in attracting the affiliation of new Affiliated Practices, particularly the amount to be used in any given period, depends on a number of factors, many of which are beyond the Company's control. The Company anticipates the use of a combination of cash, notes and shares of its Common Stock to fund the cost of additional affiliations. In order to fund such additional affiliations, the Company will use cash flow from operations, net proceeds from this Offering and borrowings under the TCB Facility, and will seek to raise capital through additional bank borrowings and public or private debt or equity issuances. The availability of these capital sources will depend upon prevailing market conditions, interest rates and the then existing financial condition of the Company. During the quarter ended September 30, 1997, the Company spent $8.5 million of cash (including $2.7 million in deferred payments and $2.1 million that has been placed in escrow) and issued 1,541,459 shares of Common Stock in connection with affiliations with new Affiliated Practices.

  AFFORDABLE PAYMENT PLANS

     A part of the Company's business strategy is to encourage Affiliated Practices to offer more affordable payment plans to patients. The Company does not expect the affordable payment plans, or any potential increase in bad debt expense resulting from these plans, to have any significant negative impact on the working capital or liquidity of the Affiliated Practices. Existing Affiliated Practices using such payment plans have experienced an initial decrease in working capital; however, the Company believes that the decrease in working capital generally will be offset by an increase in the number of patients receiving orthodontic treatment because of the combined effect of advertising, offering more affordable payment plans and the use of the Company's practice-building program. Moreover, the Company believes the existing Affiliated Practices have the financial wherewithal to sustain any negative impact that may result from these payment plans. Therefore, Apple does not anticipate that the offering by the Affiliated Practices of more affordable payment plans will impair the Company's ability to collect service fees from the Affiliated Practices.

                                    BUSINESS
OVERVIEW

     Apple is a leading provider of practice management services (which exclude the management and delivery of orthodontic services) to orthodontic practices in the United States and Canada. The Company offers its Affiliated Practices a full range of such services designed to facilitate the delivery of high-quality, affordable orthodontic treatment to consumers. The Company's Affiliated Practices benefit from a sophisticated, Company-developed practice operating approach designed to (i) stimulate demand in their local markets by increasing consumer awareness of the benefits, availability and affordability of orthodontic treatment, (ii) improve the productivity and profitability of their practices and (iii) leverage the benefits of orthodontist affiliation by providing basic services that include clinical and financial information management, access to capital and sophisticated technology, group purchasing and comprehensive marketing techniques. The Company seeks to grow through affiliations with additional orthodontic practices and the development of new offices that complement geographic areas served by Affiliated Practices. The Company earns revenue by providing management, administrative, development and other services to its Affiliated Practices.

     Effective May 29, 1997, the Company acquired substantially all the tangible and intangible assets and assumed certain liabilities of, and began providing long-term management services to, the Founding Affiliated Practices. The aggregate consideration paid by Apple in connection with such affiliations consisted of (i) approximately $6.5 million in cash and (ii) 3,682,554 shares of Common Stock. Since that time, the Company has affiliated with an additional 17 practices with aggregate historical gross patient revenues of $18.7 million for their most recently completed fiscal year. As of October 24, 1997, the Company provided services to 48 orthodontic practices representing 61 orthodontists operating in 14 states in the United States and 3 provinces in Canada.

     Affiliated Practices are selected based on a variety of factors, including the competitive and financial strengths and historical growth of their practices and the potential for future growth in their markets. Apple also considers the local and national reputations of the Affiliated Practices within the orthodontic services industry, their ability to manage multi-location practices providing high levels of quality care and their desire to grow and improve the operating efficiency of their respective practices. The Company selects its Affiliated Practices based on the recommendations of its affiliated orthodontists and management's extensive experience with orthodontic practices in the United States and Canada.

INDUSTRY

     OVERVIEW. The orthodontic services industry is highly fragmented, with over 90% of the approximately 9,000 orthodontists in the United States operating as sole practitioners and approximately 3% being affiliated with public orthodontic practice management companies. The industry currently generates approximately $3.5 billion in annual gross revenues, which have grown steadily at an average rate of 7.5% per year in recent years. Seventy percent of orthodontic services are performed on a private pay, fee-for-service basis, 25% are covered by traditional dental insurance (generally with a 50% or greater copayment by the patient) and less than 5% are reimbursed from managed care payor sources due to the elective nature of the service. Management believes that the potential market for orthodontic services could be significantly increased based on growing acceptance among adult consumers and industry data that indicate that only one out of five children who could benefit from orthodontics receives treatment. Most orthodontic practices (including all of the existing Affiliated Practices) do not accept payment by Medicare or Medicaid. According to the most recent statistics available from studies by the Journal of Clinical Orthodontists, the median orthodontic practice in the United States generated $518,800 in revenues and started 180 new cases in 1996 and experienced a case acceptance rate of 60% in 1994.

     Orthodontic treatments are principally provided by orthodontists who have completed two years of post-graduate studies following graduation from dental school. The number of orthodontists in the United States has grown slowly since 1990, which management believes can be attributed to the limited number of schools offering post-graduate orthodontic programs and the small class size at each of those schools. In addition to orthodontists, a number of dentists provide various orthodontic services. The industry information set forth in this Prospectus does not include orthodontic treatments provided by dentists.

     The table below summarizes certain information from the 1995 JCO Study (the most recent available with respect to average fee per case) concerning the United States orthodontic services industry for each of the years presented:

                                             1990         1991         1992         1993         1994
                                          -----------  -----------  -----------  -----------  -----------
Number of orthodontists.................        8,720        8,760        8,856        8,958        9,060
Number of new cases.....................    1,308,000    1,314,000    1,416,690    1,478,070    1,540,200
Average fee per case....................    $   3,050    $   3,221    $   3,401    $   3,447    $   3,492

     Based on a 1994 study performed by the Department of Orthodontics, University of Florida College of Dentistry (the "University of Florida
Study"), and management's experience, the Company believes the need for orthodontics significantly exceeds the current demand. The University of Florida Study, which was funded by a grant from the National Institute of Dental Research and involved a statistical sample of approximately 3,700 children in Florida, concluded that only approximately one out of every five children who need orthodontics receives treatment. The University of Florida Study also indicated that cost was a barrier to orthodontics. Children in higher socioeconomic groups received treatment approximately six times more often than children in lower groups despite no measurable difference in need among the groups. The University of Florida Study did not address the market potential for adult patients, which the Company believes is significant. The Company believes there is significant opportunity to expand the orthodontic treatment population through improved public awareness of the benefits, availability and affordability of orthodontic treatment.

     THE TRADITIONAL ORTHODONTIC PRACTICE. The traditional orthodontic practice typically involves a single orthodontist, practicing at one primary location or with an average of less than one satellite office, with a small number of orthodontic assistants and business office personnel and, in some cases, an orthodontic associate. On an individual practice basis, the 1997 JCO Study reported median annual revenues of $518,800 and median operating income of $224,000 in 1996. Median overhead as a percentage of revenues was 55%, resulting in a 42% median operating margin before orthodontist compensation, interest and taxes. Median down payments were equal to approximately 25% of the total treatment cost. Median case starts and active treatment cases in 1996 were 180 and 400 per practice, respectively, and, according to the 1995 JCO Study, the median case acceptance rate in 1994 was 60%. In the traditional practice, the orthodontist manages all business aspects of the practice; the use of third-party management services is not typical.

     The 1997 JCO Study reports that individual practices, on average, generated over one-half of their referrals from dentists and less than 8% of the practices utilized commercial advertising (and 1.8% utilized television advertising). According to the 1995 JCO Study, orthodontists believed they had the ability to increase case starts by 30%, yet the median case starts have not increased significantly since 1981, the first year of data presented in the study.

THE APPLE ORTHODONTIX APPROACH

     The Company believes the traditional orthodontic practice is inefficient and administratively burdensome to orthodontists and can be financially burdensome to patients, who traditionally pay approximately 25% of the total contract amount as a down payment ($875 when applied to the average fee per case in 1994, according to the 1995 JCO Study). The Company has developed a comprehensive operating strategy designed to improve efficiency, increase the number of new case starts and active cases handled by each orthodontist and relieve orthodontists associated with Affiliated Practices of time-consuming administrative responsibilities. As part of its practice operating approach, the Company assists its Affiliated Practices in developing and implementing payment programs designed to make orthodontic services more affordable to prospective patients, thereby making their services available to a larger segment of the population in their respective markets. The Company also assists the Affiliated Practices in developing satellite offices to expand the scope of the geographic areas they serve.

     The Company believes its approach provides unique benefits to orthodontists who choose to affiliate with it by providing opportunities to: (i) drive internal growth by implementing the Company's operating strategy; (ii) share in the increased profitability resulting from internal growth; (iii) lower costs through economies of scale; (iv) participate in a cost-effective national advertising program; (v) focus on patient care; and (vi) enhance liquidity and diversification.

OPERATING STRATEGY

     Through its practice operating approach, the Company seeks to stimulate increased productivity and internal growth within its Affiliated Practices. To accomplish this objective, the Company has developed an operating approach consisting primarily of (i) implementing practice-building and external marketing programs designed to generate new case starts through increased referrals from existing and former patients and the use of multimedia advertising to stimulate demand for treatment services, (ii) offering more affordable payment plans to patients to broaden the market for orthodontic services, (iii) increasing the operating efficiency of the Affiliated Practices by relieving the orthodontists from various time-consuming administrative responsibilities and realizing economies of scale, (iv) providing a systems-oriented approach to training and education of clinic personnel to improve communications with patients and prospective patients and increase productivity, (v) developing satellite offices to expand the geographic markets served by Affiliated Practices and (vi) utilizing customized management information systems to provide detailed financial and operating data and related analyses to Affiliated Practices and management. The Company believes that its approach has resulted in local market expansion, increased new case starts and practice profitability, increased orthodontist productivity and heightened patient satisfaction within its existing Affiliated Practices.

     Over time, the Company plans to implement a regional management structure aligned with the locations of its Affiliated Practices. Management believes a regional structure will allow it to respond to the management and operational issues within a particular region in a more timely and focused manner. In addition, a regional structure will allow management to compare the operating results of its Affiliated Practices to regularly published regional industry statistics.

EXPANSION STRATEGY

     The Company is pursuing an aggressive expansion strategy designed to strengthen its position in its current markets and expand its network of existing Affiliated Practices into markets it does not currently serve. The Company believes that, because of the highly fragmented nature of the industry, there are numerous orthodontic practices that are attractive candidates to become Affiliated Practices. The Company focuses on candidates that have favorable reputations in their local markets and the desire to implement the Company's practice operating approach. The Company leverages the reputations and relationships of the orthodontists associated with the existing Affiliated Practices to identify and develop candidates to become future Affiliated Practices. Many of these orthodontists hold, or have previously held, leadership roles in various state, regional and national associations or are affiliated with or teach at graduate orthodontic programs at dental schools. The Company believes the visibility and reputation of these individuals, combined with the acquisition experience of management, provides the Company with certain advantages in identifying, negotiating and consummating future affiliations. As consideration for future affiliations, the Company intends to use various combinations of its Common Stock, cash and notes. The Company anticipates that the agreements entered into in connection with its future affiliations will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

     The Company is developing new offices within selected markets served by the existing Affiliated Practices. The Company believes that the new offices will increase the geographic area served by the existing Affiliated Practices, thereby increasing the potential market and leveraging the advertising budget of the existing Affiliated Practices. The Company expects that these offices generally will be located in high traffic areas.

     Satellite offices (branch locations of existing Affiliated Practices) developed by the Company generally will be staffed on a part-time basis by an orthodontist from an Affiliated Practice. The Company's other new offices generally will be staffed on a full-time basis by a newly recruited orthodontist. The average cost of developing a new office varies by geographic market and the square footage of the office and is estimated to range from $250,000 to $400,000, including initial working capital requirements. The Company provides management services and capital to develop these new offices. The Company is responsible for selecting the site, negotiating the lease, designing the office layout and furnishing the new office. The Company also assists the Affiliated Practices in recruiting orthodontists and support staff for these new offices, which generally will be open full-time.

SERVICES AND OPERATIONS

     The Company generally provides services with respect to all aspects of the operations of its Affiliated Practices other than the provision of orthodontic treatment. Except in Canada, the Company employs all business personnel at the offices of the Affiliated Practices and, where permitted by applicable law and governmental regulations, also employs the orthodontic assistants.

     ADMINISTRATIVE. The Company earns revenue by providing services to the Affiliated Practices, including staffing, education and training, billing and collections, cash management, group purchasing, inventory management, payroll processing, employee benefits administration, advertising production and other marketing support, patient scheduling, financial reporting and analysis, productivity reporting and analysis, associate recruiting and support for acquisitions, new site development and other capital requirements. The Company believes the orthodontists at the Affiliated Practices benefit from the support provided by Apple and that these services substantially reduce the amount of time the orthodontists are required to spend on administrative matters, thereby enabling them to dedicate more time to the growth of their professional practices. Through economies of scale, the Company is able to provide these services at a lower cost than could be obtained by any of the Affiliated Practices individually. In addition, because of its size and purchasing power, the Company has been able to negotiate discounts on, among other things, orthodontic and office supplies, health and malpractice insurance and equipment.

     PRACTICE-BUILDING PROGRAM. Management believes patient satisfaction levels, practice productivity and profitability can be substantially enhanced through a consistent training program emphasizing practice-building techniques. The Company implements programs designed to generate growth in case starts by increasing (i) referrals from existing and former patients and (ii) case acceptance rates. These programs include a full complement of training, operating and monitoring techniques emphasizing improvements in communications with patients and patient satisfaction levels in all facets of operations, including initial telephone contacts with prospective patients, initial consultations and case presentations and written or telephonic follow-ups after office visits. The Company's programs are designed to result in clear, concise and consistent communications between the patient and the orthodontist and his or her staff. Management believes that these programs have a positive effect on the patients' experience and therefore positively affect the number of patient referrals and case acceptance rates of Affiliated Practices.

     EXTERNAL MARKETING. The Company and its Affiliated Practices utilize multimedia advertising in certain local markets to stimulate demand for orthodontic treatment and promote name recognition for Apple and the Affiliated Practices. The general public traditionally has had little information about the availability of orthodontic services or orthodontic fees prior to an initial consultation with an orthodontist. The advertisements address the two primary barriers to receiving orthodontic treatment, availability and affordability, by focusing on the availability of orthodontic services and the more affordable payment plans offered by the Affiliated Practices. The advertisements also stress the quality of care available at the Affiliated Practices and the advantages of receiving orthodontic treatment from a professionally trained orthodontist as opposed to a general dentist. The advertisements also promote a toll-free number for ease of scheduling an appointment with the local Affiliated Practice. As of October 24, 1997, the Company advertised in 7 markets covering 19 practicing orthodontists.

     Generally, it is anticipated that an Affiliated Practice will spend an amount equal to between 5% and 7% of its net revenues for advertising and marketing, which management believes is significantly higher than the industry average for traditional orthodontic practices. The Company is responsible for subcontracting the production of all broadcast advertising, which is tailored to meet local requirements. The frequency and airing times for any television advertisements are determined by regional media consultants retained by Apple and the Affiliated Practice in order to optimize penetration to target market segments.

     AFFORDABLE PAYMENT PLANS. Orthodontic services primarily involve private pay, fee-for-service treatments. As part of its overall marketing strategy for the Affiliated Practices, the Company encourages the Affiliated Practices to make orthodontic services available to a larger portion of the population in their respective markets by offering more affordable payment plans. Many of the existing Affiliated Practices have historically received a down payment equal to 25% of the total cost of services, with the remaining amount paid equally over the term of treatment. The typical payment plan recommended by the Company consists of a modest initial down payment and monthly payments thereafter for the duration of the treatment period, generally between 26 and 34 months. Existing Affiliated Practices using such payment plans have experienced an initial decrease in working capital; however, the Company believes that the decrease in working capital generally will be offset by an increase in the number of patients receiving orthodontic treatment because of the combined effect of advertising, offering more affordable payment plans and the use of the Company's practice-building program. The Company believes that offering more affordable payment plans combined with the use of advertising has resulted in an increase in the number of patients inquiring about orthodontic treatment. The Company also believes that this increase, combined with the use of its internal marketing programs, has resulted in an increase in the number of patients receiving orthodontic treatment at the existing Affiliated Practices.

     TRAINING AND EDUCATION. Staff and practice development programs are an integral part of the Company's operating strategy. Management believes its programs (i) increase the motivation and overall performance of the staff, (ii) improve the level of patient satisfaction achieved by the Affiliated Practices and (iii) improve the Company's ability to attract and retain qualified personnel, which collectively result in increased referrals from existing and former patients and increased case acceptance rates for the Affiliated Practices. The Company provides each Affiliated Practice with consulting and educational services. These services include a full training program covering all non-orthodontic aspects of the practice and specific training designed for the efficient and effective use of the Company's management information system.

     Specifically, the Company's training program provides each member of the Affiliated Practice, from the receptionist to the orthodontist, with guidelines for addressing questions and concerns of prospective and existing patients, techniques for explaining treatment procedures and length of treatment, parameters for establishing appropriate financial arrangements with each patient and a systematic approach to monitoring the success of each area of training. Training is conducted both at individual clinics and in group sessions and includes proprietary manuals, tapes and role playing activities. As of October 24, 1997, 25 of the existing Affiliated Practices had undergone the Company's training program and an additional 16 of the existing Affiliated Practices were scheduled to be trained during the fourth quarter of 1997.

     MANAGEMENT INFORMATION SYSTEM. Management believes that access to accurate, relevant and timely financial and operating information is a key element to providing practice management services to orthodontic practices. The Company offers a fully integrated financial reporting, productivity measurement and patient management system to each existing Affiliated Practice. This system is designed to increase the productivity of the Affiliated Practices by enabling the Company and the Affiliated Practices to cost-effectively monitor the productivity of the Affiliated Practices, identify problem areas and opportunities for improvement and take corrective action in a timely manner. Productivity measures that are monitored include case acceptance rates, treatment times and case starts. In addition, the management information system facilitates optimization of the orthodontists' time through computerized scheduling and diagnostic and treatment recordkeeping systems. The Company believes this system has improved the productivity of the existing Affiliated Practices that have implemented it through benchmarking programs that identify and help to establish the most efficient operational procedures. As of October 24, 1997, 32 of the existing Affiliated Practices (including 30 of the Founding Affiliated Practices) had implemented such system and the Company was in the process of converting the remaining existing Affiliated Practices.

LOCATIONS

     As of October 24, 1997, the Company provides management services in the following locations:

                                                      NUMBER OF
                                        -------------------------------------
           STATE/PROVINCE               PRACTICES    OFFICES    ORTHODONTISTS
-------------------------------------   ---------    -------    -------------
Alberta..............................        5           6             5
Arizona..............................        2           6             2
British Columbia.....................        2           4             2
California...........................       11          15            11
Colorado.............................        5          10             5
Connecticut..........................        4           6             5
Georgia..............................        1           1             1
Illinois.............................        1           3             1
Montana..............................        1           3             1
Nevada...............................        1           1             2
New Mexico...........................        1           2             1
New York.............................        1           2             1
Ontario..............................        3           4             6
Pennsylvania.........................        2           4             2
Texas................................        6          18            12
Utah.................................        1           1             1
Virginia.............................        1           2             3
                                            --       -------          --
     Totals..........................       48          88            61
                                            ==       =======          ==

SERVICE AGREEMENTS

     The Company enters into a Service Agreement with each Affiliated Practice and such practice's orthodontist employees under which the Company is the exclusive administrator of non-orthodontic services relating to the operation of the Affiliated Practice. The following is intended to be a brief summary of the typical form of Service Agreement the Company has entered into and expects to enter into with Affiliated Practices. The actual terms of the various Service Agreements may vary from the description below on a case-by-case basis, depending on negotiations with the individual Affiliated Practices and the requirements of applicable law and governmental regulations.

     The service fees payable to the Company by the Affiliated Practices under the Service Agreements are calculated in accordance with the Company's three general types of Service Agreements, the Standard Contract, the Alternative Contract and the Flat Fee Contract. The Standard Contract calls for a calculation of the monthly service fee based on the total revenues earned by the Affiliated Practices, which is defined by the agreement to represent 24% of the total contract value in the initial month of a patient's treatment, with the remainder of the contract balance earned evenly over the balance of the contract term. From total revenues, the Company retains a percentage of the Affiliated Practices' cash collections. The Alternative Contract is used in certain jurisdictions where use of the Standard Contract is not permitted. It is a cost-plus fee arrangement, whereby the service fee includes the reimbursement of defined expenses incurred by Apple in the course of providing services to the Affiliated Practice plus a percentage of revenues. The Flat Fee Contract is based on a flat fee that is subject to adjustment on an annual basis. It is used when local jurisdictions do not allow use of the Standard Contract or the Alternative Contract. The Company believes the fees generated by each of these formulas are reflective of the fair market value of the service provided and are comparable to the fees earned by other management service companies in the respective jurisdictions where these arrangements exist. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview."

     Pursuant to each Service Agreement, the Company, among other things, (i) acts as the exclusive manager and administrator of non-orthodontist services relating to the operation of the Affiliated Practice, subject to matters reserved to the Affiliated Practice, (ii) administers the billing of patients, insurance companies and other third-party payors and collects on behalf of the Affiliated Practice the fees for professional orthodontic and other services and products rendered or sold by the Affiliated Practice, (iii) provides, as necessary, clerical, accounting, payroll, legal, bookkeeping and computer services and personnel, information management, tax return information, printing, postage and duplication services and transcribing services, (iv) supervises and maintains custody of substantially all files and records, (v) provides facilities, equipment and furnishings for the Affiliated Practice, (vi) prepares, in consultation with the Affiliated Practice, all annual capital and operating budgets, (vii) orders and purchases inventory and supplies as reasonably requested by the Affiliated Practice and (viii) implements, in consultation with the Affiliated Practice, advertising programs.

     Under each Service Agreement, the applicable Affiliated Practice retains the responsibility for, among other things, (i) hiring, compensating and supervising orthodontist employees and other licensed dental professionals, (ii) ensuring that orthodontists have the required licenses, credentials, approvals and other certifications appropriate to the performance of their duties and
(iii) complying with federal and state laws, regulations and ethical standards applicable to the practice of orthodontics. In addition, the Affiliated Practices are exclusively in control of all aspects of the practice of orthodontics and the provision of orthodontic services.

     During the term of the Service Agreement (generally 20 to 40 years) and, subject to certain exceptions and limitations, for a period of two years thereafter, the existing Affiliated Practices have agreed not to compete with the Company or the other Affiliated Practices within a specified geographic area. In addition, each orthodontist employee has agreed, subject to certain exceptions and limitations, not to compete with the Company or the other Affiliated Practices within a specified geographic area until the later of (i) the fifth anniversary date of the Service Agreement or (ii) five years from the date the employee becomes a stockholder of the Affiliated Practice, and for a period of two years after the earlier of his termination of employment with the Affiliated Practice or termination of the applicable Service Agreement. The existing Affiliated Practices also have agreed not to disclose certain confidential and proprietary information relating to the Company and the Affiliated Practices.

     Each Affiliated Practice is responsible for obtaining professional liability insurance for the employees of the Affiliated Practice (which names the Company as an additional insured).

ORTHODONTIST EMPLOYMENT AGREEMENTS

     Each Affiliated Practice is a party to an employment agreement with each orthodontist associated with its practice (the "Orthodontist Employment Agreements"). The Orthodontist Employment Agreements are generally for an initial term ranging from five to seven years, and continue thereafter on a year-to-year basis until terminated under the terms of the agreements. The Orthodontist Employment Agreements generally provide that the orthodontist will not compete with the Company within a specified geographic area for a period of two years following termination of the agreement. The Company does not employ orthodontists and, where prohibited by applicable law, does not employ orthodontic hygienists or orthodontic assistants.

COMPETITION

     The Company faces substantial competition from other companies to establish affiliations with additional orthodontic practices. The Company is aware of a number of other public and private practice management companies focused on orthodontics, as well as several companies pursuing similar strategies in dentistry and other segments of the health care industry. The Company is aware that general dental practice management companies have provided, or intend to provide, orthodontic services and have sought, or intend to seek, to affilate with or employ orthodontists. Certain of these competitors have greater financial and other resources than the Company. Additional companies with similar objectives may enter the Company's markets and compete with the Company. In addition, the business of providing orthodontic services is highly competitive in each market in which the Company operates. The Affiliated Practices face local competition from other orthodontists, general dentists and pedodontists (dentists specializing in the care of children's teeth), some of whom have more established practices. Dentists are not restricted by law or any governmental authority from providing orthodontic services. Management believes the increase in recent years in dentists providing orthodontic services has limited the growth of patient case starts performed by orthodontists. There can be no assurance that the Company or the Affiliated Practices will be able to compete effectively, that additional competitors will not enter their markets or that additional competition will not have a material adverse effect on the Company.

EMPLOYEES

     As of September 30, 1997, the Company employed 423 employees, of which 30 are employed at the Company's headquarters and 393 are employed at the locations of the existing Affiliated Practices. None of the Company's employees is represented by collective bargaining agreements. The Company has not experienced any work stoppages as a result of labor disputes and the Company considers its employee relations to be good.

LITIGATION AND INSURANCE

     The Affiliated Practices provide orthodontic services to the public and are exposed to the risks of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Affiliated Practices, it could be asserted that the Company should be held liable for malpractice of an orthodontist employed by an Affiliated Practice. Each of the existing Affiliated Practices has undertaken to comply with all applicable regulations and legal requirements, and the Company maintains liability insurance for itself and is named as an additional insured party on the liability insurance policies of the existing Affiliated Practices. The existing Affiliated Practices maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million per orthodontist. The Company expects that it will require future Affiliated Practices to maintain comparable insurance coverage. In the event an Affiliated Practice employs more than one orthodontist, that practice will maintain insurance with a separate limit for claims against that practice in an amount acceptable to Apple. There can be no assurance that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.

     On December 10, 1996, Orthodontic Centers of America, Inc. ("OCA") filed a complaint in the United States District Court for the Eastern District of Louisiana against Apple, Dr. Vondrak, John G. Vondrak, P.C. and JGVAOI, alleging, among other things, misappropriation of trade secrets and certain breaches of a confidentiality agreement executed by Dr. Vondrak, on behalf of John Vondrak, P.C., in favor of OCA. While Apple is not a party to the confidentiality agreement, OCA alleged that the Company should be bound by its terms as a result of the relationship between Dr. Vondrak and Apple (specifically, OCA alleged that Dr. Vondrak and Apple are alter egos and, alternatively, that Dr. Vondrak was acting as Apple's agent when he executed the confidentiality agreement). OCA's complaint stated that OCA was seeking monetary damages in excess of $75,000. In August 1997, the court dismissed OCA's claims without prejudice on the grounds that the court lacked jurisdiction. There can be no assurance that OCA will not seek to overturn the court's decision or file a similar suit in another jurisdiction.

     In August 1997, Apple filed a declaratory judgment action in the District Court of Harris County, Texas (164th Judicial District) seeking a finding by the court that neither Apple nor Dr. Vondrak has violated the terms of the confidentiality agreement, otherwise used confidential information supplied by OCA or unfairly competed against OCA. This lawsuit is still pending, and Apple cannot predict whether it will succeed in obtaining the declarations sought from the court or, if it is not successful, what effect this may have on Apple.

     The Company is not currently a party to any other claims, suits or complaints relating to services and products provided by the Company or the existing Affiliated Practices, although there can be no assurance that such claims will not be asserted against the Company in the future. The Company is subject to certain pending claims as a result of successor liability in connection with its affiliations with existing Affiliated Practices; however, management believes that the ultimate resolution of those claims will not have a material adverse effect on the financial position or operating results of the Company.

     The Company and the existing Affiliated Practices maintain professional liability insurance coverage on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred.

GOVERNMENT REGULATION

     The orthodontic services industry in the U.S. and Canada is regulated extensively at both the state, provincial and federal levels. Regulatory oversight includes, but is not limited to, considerations of fee-splitting, corporate practice of orthodontics and state insurance regulation.

  CORPORATE PRACTICE OF ORTHODONTICS; FEE-SPLITTING.

     The laws of many states in the U.S. and provinces of Canada prohibit business corporations such as the Company from engaging in the practice of orthodontics or employing orthodontists to practice orthodontics. The specific restrictions against the corporate practice of orthodontics, as well as the interpretation of those restrictions by state regulatory authorities, vary from jurisdiction to jurisdiction. The restrictions are generally designed to prohibit an entity not wholly owned by orthodontists (such as the Company) from controlling the professional assets of an orthodontic practice (such as patient records and payor contracts), employing orthodontists to practice orthodontics (or, in certain jurisdictions, employing dental hygienists or orthodontic assistants), or controlling the content of an orthodontist's advertising or professional practice. The Company does not acquire any professional assets and, as provided in the Service Agreements, does not control the practice of orthodontics or employ orthodontists to practice orthodontics. Moreover, in jurisdictions in which it is prohibited, the Company does not employ orthodontic hygienists or orthodontic assistants. The Company provides management services to the Affiliated Practices, and believes that the fees the Company charges for those services are consistent with the laws and regulations of the jurisdictions in which it operates. Therefore, the Company believes it would not be regarded as "owner," "operator" or "manager" of the Affiliated Practices within the meaning of those terms under applicable orthodontic practice acts and believes that its operations comply with the above-described laws to which it is subject. The laws of many jurisdictions also prohibit orthodontists from sharing professional fees with non-orthodontic entities.

     Dental boards do not generally interpret these prohibitions as preventing a non-orthodontic entity from owning non-professional assets used by an orthodontist in an orthodontic practice or providing management services to an orthodontist for a fee provided that the following conditions are met: (i) a licensed dentist or orthodontist has complete control and custody over the professional assets; (ii) the non-orthodontic entity does not employ or control the orthodontists (or, in some states, orthodontic hygienists or orthodontic assistants); (iii) all orthodontic services are provided by a licensed dentist or orthodontist; and (iv) licensed dentists or orthodontists have control over the manner in which orthodontic care is provided and all decisions affecting the provision of orthodontic care. Applicable laws generally require that the amount of a management fee be reflective of the fair market value of the services provided by the management company and in certain states require that any management fee be a flat fee or cost-plus fee based on the cost of services performed by the Company. In general, the orthodontic practice acts do not address or provide any restrictions concerning the manner in which companies account for revenues from an orthodontic practice, subject to the above-noted restrictions relating to control over the professional activities of the orthodontic practice, ownership of the professional assets of an orthodontic practice and payments for management services.

     There can be no assurance that a review of the Company's business relationships by courts or regulatory authorities will not result in determinations that could prohibit or otherwise adversely affect the operations of the Company or that the regulatory environment will not change, requiring the Company to reorganize or restrict its existing or future operations. The laws regarding fee-splitting and the corporate practice of orthodontics and their interpretation are enforced by regulatory authorities with broad discretion.

There can be no assurance that the legality of the Company's business or its relationship with the Affiliated Practices will not be successfully challenged or that the enforceability of the provisions of any Service Agreement will not be limited. See "Risk Factors -- Government Regulation."

  STATE INSURANCE REGULATION.

     Although the Company does not anticipate entering into managed care contracts, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to other than various types of fee-for-service arrangements is an unsettled area of law and is subject to interpretation by regulators with broad discretion. As the Company or the Affiliated Practices contract with third-party payors, including self-insured plans, for certain non-fee-for-service basis arrangements, the Company may become subject to state insurance laws. Specifically, in some states, state insurance regulators may determine that the Company or an Affiliated Practice is engaged in the business of insurance because some of the managed care contracts to which an Affiliated Practice may become a party may contain capitation features. In the event that the Company or an Affiliated Practice is determined to be engaged in the business of insurance, it could be required either to seek licensure as an insurance company or to change the form of the relationships with third-party payors and, as a result, the Company's revenues may be adversely affected.

  HEALTH CARE REFORM PROPOSALS.

     The U.S. Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what, if any, legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of orthodontic practitioners and lower profitability for Affiliated Practices, which would reduce the service fees payable to the Company.

EXTENT OF PROTECTION OF PROPRIETARY RIGHTS

     Apple relies in part on trademark, service mark, trade dress, trade secret, unfair competition and copyright laws to protect its intellectual property rights. There can be no assurance that actions taken by the Company will be adequate to protect its intellectual property rights from misappropriation by others, that the Company's proprietary information will not become known to competitors, that others will not independently develop substantially equivalent or better intellectual properties that do not infringe on the Company's intellectual property rights or that others will not assert rights in, and ownership of, proprietary rights of the Company. Furthermore, the Company's rights to its "APPLE ORTHODONTIX" common law service mark may be limited in market areas where a similar trademark or service mark may already be in use. The Company has not applied for or obtained any registrations of its trademarks or service marks. The Company is aware of several other businesses that utilize an "APPLE" service mark in connection with the provision of general dental services, some of which have obtained federal or state trademark registrations. The Company is aware of one other orthodontic practice in the United States that utilizes a service mark similar to the Company's, which practice is not located in a market where any of the existing Affiliated Practices' offices are located.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning the Company's directors, the executive officers and key employees of the Company (ages are as of September 30, 1997):

         NAME                AGE                POSITION
--------------------------   ---   -------------------------------------------
John G. Vondrak, D.D.S. ..   57    Chairman of the Board and Chief Executive
                                     Officer
Robert J. Syverson .......   48    President and Chief Operating Officer
Michael W. Harlan ........   36    Vice President and Chief Financial Officer
H. Steven Walton .........   40    Vice President of Business Development and
                                     General Counsel
W. Daniel Cook ...........   42    Chief Administrative Officer and a Director
William W. Sherrill(1) ...   70    Director
Rod L. Crosby, Jr. .......   59    Director
Clyde C. Waddell, Jr. ....   55    Director
LeeAnn Peniche(2) ........   36    Vice President of Training and Marketing
------------
(1) Elected by holders of the Class B Stock.

(2) Key Employee.

     The executive officers of the Company are elected annually by the Board of Directors of the Company and serve at the discretion of the Board.

     JOHN G. VONDRAK, D.D.S. is the founder of the Company and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since October 1996 and has served as a director of the Company since July 1996. Dr. Vondrak has been the President and sole shareholder of JGVAOI, one of the Founding Affiliated Practices, for more than the past five years. Dr. Vondrak is a licensed dentist, a graduate of an American Dental Association accredited orthodontic program and has maintained a private orthodontic practice for over 24 years. He is a member of the American Association of Orthodontists and the Southwest Society of Orthodontists and has served as President of the New Mexico Orthodontic Society (1979).

     ROBERT J. SYVERSON has been President of the Company since November 1996 and Chief Operating Officer of the Company since October 1996. From July 1996 through October 1996, Mr. Syverson served as a consultant to the Company on operational and financial matters. From February 1979 through April 1996, Mr. Syverson held various executive positions in the finance operations and sales departments of "A" Company Orthodontics, a manufacturer and supplier of orthodontic materials. Positions included Vice President of Finance, Vice President of Operations, Vice President of International Sales and, most recently, Executive Vice President of Sales. "A" Company Orthodontics was an affiliate of Johnson & Johnson from April 1982 through June 1994. Prior thereto, Mr. Syverson held various positions with Coopers & Lybrand as a certified public accountant, where he was a manager from July 1977 through January 1979.

     MICHAEL W. HARLAN has been Vice President and Chief Financial Officer of the Company since March 1997. From December 1996 to February 1997, Mr. Harlan served as a consultant to the Company on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisition departments of Sanifill, Inc., an international environmental services company that was acquired by USA Waste Services, Inc. in 1996. He served as the Treasurer of Sanifill, Inc. beginning in September 1993. While at Sanifill, Inc., Mr. Harlan participated in numerous acquisitions and was actively involved in raising public and private capital. From May 1982 through April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he had been a manager since July 1986. Mr. Harlan is a certified public accountant.

     H. STEVEN WALTON has served as Vice President of Business Development and General Counsel since June 1997 and served as Vice President of Acquisitions from March 1997 to June 1997. From June 1994 to February 1997, Mr. Walton served as Vice President -- Government Affairs and General Counsel of

Sanifill, Inc., which was acquired by USA Waste Services, Inc. in 1996, and then as Vice President of Business Development of USA Waste Services, Inc. Before joining Sanifill, Mr. Walton was Senior Vice President and General Counsel of Catalyst Energy Corporation, an independent power company, and then Of Counsel to the law firm Blackwell, Sanders, Matheny, Weary & Lombardi, Kansas City, Missouri. While at Sanifill, USA Waste Services, Inc. and Catalyst Energy Corporation, Mr. Walton negotiated and closed numerous acquisitions.

     W. DANIEL COOK has served as a director of the Company since October 1996 and as Chief Administrative Officer since February 1997. From December 1996 to January 1997, Mr. Cook served as a consultant to the Company on various legal matters. Prior thereto he was a partner at the law firm of Breard, Raines & Cook, P.L.L.C. (1996 to 1997) and was associated with the law firm of Page, Mannio, Peresich, Dickinson & McDermott, P.L.L.C. (1991 to 1995).

     WILLIAM W. SHERRILL has served as a director of the Company since October 1996. He is an Executive Professor at the University of Houston College of Business Administration and is the Director for the University of Houston's Conn Center for Entrepreneurship & Innovation. Mr. Sherrill was formerly the principal of William W. Sherrill, Financial Consultants from 1974 to 1981. From 1971 to 1974, Mr. Sherrill served as the President of Associates Corporation of North America and was a director of Gulf and Western Industries, Inc. Before joining Associates Corporation, he was appointed by the President of the United States in 1967 to fill an unexpired term as Governor of the Federal Reserve Board in Washington, D.C. Mr. Sherrill was reappointed to a full 14-year term on the Board of Governors. Prior to his Federal Reserve appointment, he was the Director of the Federal Deposit Insurance Corporation. Mr. Sherrill was appointed to the Company's Board of Directors pursuant to the provisions of a funding agreement between Apple and TriCap. This funding agreement terminated pursuant to its terms upon completion of the IPO. See "Certain Transactions." Mr. Sherrill also serves as a director of ImmuDyne Inc., a biotechnology company.

     ROD L. CROSBY, JR. has served as a director of the Company since July 1997. Mr. Crosby has served as the Senior Vice President of Business Development of Corporate Express, a supplier of office products and services, since 1995. From 1994 to 1995, Mr. Crosby served as a director of U.S. Delivery Systems, Inc., a delivery service company formed as a result of a combination in November 1993 of a number of delivery companies, including ViaNet, Inc., a company founded by Mr. Crosby. Prior to that time, Mr. Crosby served as Chairman and Chief Executive Officer of ViaNet, Inc. from 1986 until 1993. Mr. Crosby serves on the board of directors of e-CommLink, a software company serving the banking and medical industries.

     CLYDE C. WADDELL, JR. has served as a director of the Company since July 1997. Mr. Waddell is the owner, President and Chief Executive Officer of Hester's Office Center, Inc., an office supply company, and has served in such capacity for more than the past five years. Mr. Waddell is a certified public accountant.

     LEEANN PENICHE has been Vice President of Training and Marketing since June 1997. Prior to that time, she served as Director of Training of the Company beginning in March 1997. From September 1996 to February 1997, Ms. Peniche served as a consultant to the Company on various practice development matters. In July 1989, Ms. Peniche founded Peniche & Associates, Inc., a consulting firm specializing in the development and implementation of practice development techniques for orthodontic practices throughout North America, where she has served as its President from inception to the date of the IPO. From January 1985 until September 1991, Ms. Peniche was on the faculty of Paradigm Practice Management Company, where she specialized in training orthodontists and their staff in practice development activities. Ms. Peniche is a frequent lecturer with the American Association of Orthodontics, the Pacific Coast Orthodontic Society and numerous other private orthodontic societies. Ms. Peniche is a Registered Dental Assistant, specializing in orthodontics. Ms. Peniche has entered into a three-year employment agreement with the Company.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of five directors. The Board of Directors is divided into three classes with two directors in each class, with the term of one class expiring at the annual meeting of stockholders in each year, commencing in 1998. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock or, in the case of the Class B director, by the holders of the Class B Stock, to succeed those directors whose terms are expiring. The term of Mr. Crosby expires in 1998, the terms of Messrs. Cook and Sherrill expire in 1999 and the terms of Dr. Vondrak and Mr. Waddell expire in 2000.

     Currently, there are three committees of the Board: Audit (comprised of Messrs. Crosby, Sherrill and Waddell (chairman)), Compensation (comprised of Messrs. Crosby, Waddell and Sherrill (chairman)) and Acquisitions (comprised of Messrs. Cook and Sherrill and Dr. Vondrak (chairman)). The members of the Audit and Compensation Committees may not be employees of the Company.

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting) and received an initial grant of nonqualified options to purchase 12,500 shares of Common Stock. See " -- 1997 Stock Compensation Plan." All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid by the Company during the fiscal year 1996 for its Chairman of the Board and Chief Executive Officer.

                                                   ANNUAL
                                                COMPENSATION
          NAME                                     SALARY
          ----                                  ------------
     John G. Vondrak, D.D.S..................     $ 75,000(1)
------------
(1) Dr. Vondrak received no cash bonus or other form of annual compensation other than salary during 1996.

     The Company anticipates that for 1997, its most highly compensated executive officers will be Dr. Vondrak and Messrs. Syverson, Harlan, Walton and Cook (the "Named Executive Officers"), each of whom has entered into an employment agreement with the Company providing for an annual salary of $180,000, $150,000, $130,000, $130,000 and $120,000, respectively, and providing that they be full-time employees of Apple. See " -- Employment Agreements."

     In addition to base salary, the Named Executive Officers through their employment agreements are eligible for bonuses based on earnings performance of the Company, and Mr. Walton is entitled to receive certain commissions upon the consummation of future affiliations.

     In December 1996, the Company granted options to purchase 90,000 shares of Common Stock to Mr. Harlan. In April 1997, the Company granted options to purchase 135,000 shares, 100,000 shares, 161,850 shares and 70,000 shares of Common Stock to Dr. Vondrak, Mr. Syverson, Mr. Walton and Mr. Cook, respectively, under the Company's 1997 Stock Compensation Plan, exercisable at the IPO price of $7.00 per share. Such options expire in April 2007 and vested, with respect to all but options to acquire 90,000 and 76,850 shares granted to Mr. Harlan and Mr. Walton, respectively, as to 25% of the underlying shares on the date of the IPO and will vest with respect to the remaining underlying shares on the next three anniversaries of such date in 25% increments. With respect to the option to acquire 90,000 shares granted to Mr. Harlan, such option vested 25% on the date of the IPO and will vest as to 25% of the underlying shares, on the next three anniversaries of the date of grant in 25% increments. With respect to the option to acquire 76,850 shares granted to Mr. Walton, such option vested as to 50% of the underlying shares on the date the IPO was consummated and will vest as to the remaining underlying shares on May 22, 1998, the first anniversary of such date. See " -- 1997 Stock Compensation Plan."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Dr. Vondrak and Messrs. Syverson, Harlan, Walton and Cook. The following summary of these agreements does not purport to be complete and is qualified by reference to such agreements and any amendments thereto, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all the Company's compensation plans (as defined) in which other executive officers of the Company participate. Each of these agreements also has a continuous three-year term, subject to the right of the Company and the employee to terminate the employee's employment at any time. If the employee's employment is terminated by the Company without cause (as defined) or by the employee with good reason (as defined), the employee will be entitled, during each of the years in the three-year period beginning on the termination date, to (i) periodic payments equal to his average annual cash compensation (as defined) from the Company, including bonuses, if any, during the two years (or the period of employment, if shorter) preceding the termination date, and (ii) continued participation in all the Company's compensation plans (other than the granting of new awards under the 1997 Stock Compensation Plan or any other performance-based plan). Except in the case of a termination for cause, any stock options previously granted to the employee under the 1997 Stock Compensation Plan that have not been exercised and are outstanding as of the time immediately prior to the date of his termination will remain outstanding (and continue to become exercisable pursuant to their respective terms) until exercised or the expiration of their term, whichever is earlier. If a change of control (as defined) of the Company occurs, the employee will be entitled to terminate his employment at any time during the 365-day period following that change of control and receive a lump-sum payment equal to three times his highest annual base salary under the agreement (plus such amounts as may be necessary to hold the employee harmless from the consequences of any resulting excise or other similar purpose tax relating to "parachute payments" under the Internal Revenue Code of 1986, as amended). Each employment agreement contains a covenant limiting the employee's right to compete against the Company for a period of one year following termination of employment.

     In addition, the Company has entered into an employment agreement with Ms. Peniche. The agreement provides for an annual salary of $120,000 and terminates in May 2000. Pursuant to the agreement, Ms. Peniche was granted an option to purchase 60,000 shares of Common Stock at the IPO price of $7.00 per share. Such option vests over three years. If Ms. Peniche's employment is terminated by the Company other than for cause (as defined), she is entitled to (i) the greater of her salary for the remainder of the term of the agreement or $60,000 and (ii) the continuation of all employee benefits for a period of one year from the date of such termination.

     Each Affiliated Practice enters into an employment agreement with its orthodontist employees. See "Business -- Orthodontist Employment Agreements."

1997 STOCK COMPENSATION PLAN

     In December 1996, the Board of Directors adopted, and the stockholders of the Company approved, the 1996 Stock Option Plan. In September 1997, the 1996 Stock Option Plan was amended and restated by the Board of Directors and renamed the 1997 Stock Compensation Plan. The purpose of the 1997 Stock Compensation Plan is to promote the growth and general prosperity of the Company by enabling the Company to grant to employees, non-employee directors, advisors and orthodontists associated with Affiliated Practices shares of Common Stock and options to purchase Common Stock, and to help the Company attract and retain superior personnel and to provide such persons with additional incentives to contribute to the success of the Company. The number of shares of Common Stock that may be issued under the 1997 Stock Compensation Plan is the greater of 1,000,000 shares of Common Stock or 12% of the number of shares of Common Stock outstanding on the last day of the preceding calendar quarter (which includes 839,350 shares subject to options previously granted).

     The 1997 Stock Compensation Plan provides for the grant of incentive stock options ("ISOs"), as defined in Section 422 of the Code, nonqualified stock options and restricted stock (collectively, "Awards"). Since the date of the IPO, the 1997 Stock Compensation Plan has been administered by the Compensation Committee of the Board of Directors, which is comprised of three non-employee members of the Board of Directors (the "Committee"). Prior to the consummation of the IPO, the 1997 Stock Compensation Plan was administered by the Company's full Board of Directors. The Committee has, subject to the terms of the 1997 Stock Compensation Plan, the sole authority to grant Awards under the 1997 Stock Compensation Plan, to interpret the 1997 Stock Compensation Plan and to make all other determinations necessary or advisable for the administration of the 1997 Stock Compensation Plan.

     All of the Company's employees, non-employee directors, advisors and orthodontists associated with Affiliated Practices are eligible to receive Awards under the 1997 Stock Compensation Plan, but only employees of the Company are eligible to receive ISOs. Awards will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any option agreement, options will become immediately exercisable in the event of certain events, including certain merger or consolidation transactions and changes in control of the Company. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of Common Stock).

     The exercise price for ISOs granted under the 1997 Stock Compensation Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees owning more than 10% of the Common Stock). The per share exercise price for nonqualified options granted under the 1997 Stock Compensation Plan will be in the discretion of the Committee, but may not be less than the fair market value of a share of Common Stock on the date of grant.

     There are generally no federal income tax consequences upon the grant of an option under the 1997 Stock Compensation Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the option shares at the time of exercise and the exercise price, and the Company is generally entitled to a corresponding tax deduction. When an optionee sells shares issued upon the exercise of a nonqualified stock option, the optionee realizes short-term or long-term capital gain or loss, depending on the length of the holding period, but the Company is not entitled to any tax deduction in connection with such sale.

     An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the 1997 Stock Compensation Plan, and the Company will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired upon exercise of an ISO that does not occur within one year after the date of exercise or within two years after the date of grant of the option generally will result in the recognition of long-term capital gain or loss by the optionee in an amount equal to the difference between the amount realized on the sale and the exercise price, and the Company is not entitled to any tax deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the amount of ordinary income recognized by the optionee.

     Upon consummation of the Offering, the Company will have (i) outstanding options to purchase a total of approximately 839,350 shares of Common Stock under the 1997 Stock Compensation Plan and (ii) 513,996 additional shares available for future Awards under the 1997 Stock Compensation Plan.

     On the date of the IPO, each nonemployee director was granted nonqualified stock options ("NSOs") to purchase 10,000 shares of Common Stock. In addition, on the first business day of the month following the date on which each annual meeting of the Company's stockholders is held, each non-employee director automatically will be granted NSOs to purchase an additional 5,000 shares of Common Stock. Any person who first becomes a nonemployee director after the date of the IPO otherwise than by election at an annual meeting of stockholders, including Messrs. Crosby and Waddell, automatically is granted, on the date of his or her election, NSOs to purchase 10,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Before its IPO, the Company did not have a Compensation Committee, and executive compensation was set by the Company's Board of Directors. In September 1997, the Company established a Compensation Committee comprised of Messrs. Crosby, Waddell and Sherrill (chairman), each of whom is an independent director, to make recommendations to the Company's Board of Directors with respect to salaries and bonuses to be paid to officers and other employees of the Company.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The following table provides certain information concerning the issuance of the outstanding shares of Class B Stock, which the Company issued on October 11 and December 9, 1996:

                                       DATE OF     NUMBER OF    PURCHASE PRICE
        NAME                           ISSUANCE     SHARES        PER SHARE
------------------------------------   --------    ---------    --------------
John G. Vondrak, D.D.S..............   10-11-96    1,358,782        $ .001
TriCap Funding I, L.L.C.............   10-11-96    1,373,498        $ .001
Robert J. Syverson..................   10-11-96      130,809        $ .001
W. Daniel Cook......................   10-11-96      171,687        $ .001
Michael W. Harlan...................   12-09-96       76,850        $ .001

     The number of shares of Class B Stock issued on October 11, 1996 to each of the founding stockholders shown in the table was determined by negotiations among those founding stockholders. The number of shares of Class B Stock issued to Michael W. Harlan on December 9, 1996 was determined by negotiations between the Board of Directors and Mr. Harlan.

     All outstanding shares of Class B Stock are convertible into shares of Common Stock under certain circumstances. See "Description of Capital
Stock -- Common Stock and Class B Stock." The purchase prices paid for the foregoing shares of capital stock were the fair market value on the date of issuance as determined by the Board of Directors.

     Apple entered into agreements with Messrs. Syverson, Harlan and Cook pursuant to which the Company sold to such officers 130,809 shares, 76,850 shares and 171,687 shares of Class B Stock, respectively, at the purchase price per share set forth in the foregoing table. Each holder of such shares is entitled to all rights of ownership of Class B Stock, including the right to vote and receive dividends, subject to certain restrictions set forth in a subscription agreement entered into by the Company and each such holder (each a "Subscription Agreement"). Each Subscription Agreement provides that, until the restrictions affecting such shares lapse, the holder may not sell, transfer, pledge or otherwise dispose of the shares subject to the agreement. Each Subscription Agreement also provides that, in the event of the termination of the employment of such holder (other than as a result of termination without cause, death, disability or a change in control of the Company), the Company shall have the right to repurchase any shares with respect to which the restrictions imposed by the Subscription Agreement have not lapsed at the price per share paid by the executive officer.

     With respect to Messrs. Syverson and Harlan, the Subscription Agreements provide that the restrictions lapsed with respect to 50% of each holder's shares upon consummation of the IPO and that the restrictions on such holder's remaining shares will lapse on the first anniversary of the consummation date of the IPO. The Subscription Agreement between Apple and Mr. Cook provides that the restrictions lapsed immediately upon issuance with respect to approximately 24% of his shares and upon consummation of the IPO with respect to an additional 38% of his shares, and will lapse on the first anniversary of the consummation date of the IPO with respect to the remainder of his shares.

     In connection with the acquisition of JGVAOI, one of the Founding Affiliated Practices, Dr. Vondrak received approximately 259,981 shares of Common Stock and $455,000, and entered into a Service Agreement providing for service fee payments to the Company. In July 1997, Dr. Vondrak transferred his practice to another orthodontist affiliated with the Company. As a result, Dr. Vondrak is no longer a party to a Service Agreement with the Company, and paid no fees to the Company pursuant to his Service Agreement. Organizational expenses of Apple incurred by JGVAOI on behalf of the Company were reimbursed to JGVAOI from certain funds received from TriCap and the proceeds of the IPO. See "Risk Factors -- Control by Existing Management and Directors."

     TriCap Partners, an affiliate of TriCap that is co-owned by Mr. Sherrill, was the exclusive financial advisor to Apple pursuant to a consulting agreement that expired May 29, 1997. Pursuant to the consulting agreement, Apple paid to TriCap Partners (i) $500,000 upon consummation of the IPO and (ii) a warrant to purchase 180,000 shares of Common Stock with an exercise price per share of $7.00. In connection with the warrant, the Company granted TriCap Partners certain demand and piggyback registration rights. TriCap Partners subsequently distributed this warrant to its investors, including Mr. Sherrill. See "Security Ownership of Certain Beneficial Owners and Management" and "Shares Eligible for Future Sale."

     Pursuant to a funding agreement between TriCap and Apple, TriCap advanced to Apple approximately $2.6 million to fund transaction costs in connection with the affiliation with the Founding Affiliated Practices and the IPO. These advances, together with expenses of approximately $400,000 incurred by TriCap on behalf of the Company, were repaid with interest with proceeds from the IPO. The funding agreement terminated pursuant to its terms on May 29, 1997. In connection with the funding agreement, Apple granted TriCap and Dr. Vondrak certain piggyback registration rights. See "Shares Eligible for Future Sale."

     TriCap purchased 400,000 shares of Common Stock in the IPO. TriCap subsequently distributed all of the shares of the Company held by it, including these shares, to its investors. See "Security Ownership of Certain Beneficial Owners and Management."

COMPANY POLICY

     It is anticipated that future transactions with affiliates of the Company will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company does not intend to incur any further indebtedness to, or make any loans to, any of its executive officers, directors or other affiliates.

CONSULTING SERVICES

     The Company paid Mr. Syverson consulting fees of $65,750 for the fiscal year ended December 31, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of October 24, 1997, information respecting the then "beneficial owners" (as defined by the Commission) of more than 5% of the Common Stock and Class B Stock, each executive officer, each director and all executive officers and directors of the Company as a group:

                                                    NUMBER OF SHARES BENEFICIALLY OWNED(1)
                                           ---------------------------------------------------------
                                                         PERCENT                 PERCENT    COMBINED
                                           COMMON          OF        CLASS B       OF        VOTING
                                            STOCK         CLASS       STOCK       CLASS      POWER
                                           -------       -------    ---------    -------    --------
John G. Vondrak, D.D.S.(2)..............   343,731(3)(4)   4.2%     1,293,377      38.6%        8.0%
Robert J. Syverson(2)...................    25,000(4)       *         130,809       3.9%          *
Michael W. Harlan(2)....................    45,000(4)       *          76,850(5)    2.3%          *
H. Steven Walton(2).....................    61,175(4)       *           --           --           *
W. Daniel Cook(2).......................    17,698(4)       *         171,687       5.1%          *
William W. Sherrill(2)..................    63,125(4)(6)    *         137,350       4.1%        1.1%
Rod L. Crosby, Jr.(2)...................    16,406          *          28,167         *           *
Clyde C. Waddell, Jr.(2)................      --           --           --           --          --
All executive officers and directors
  as a group (8 persons) ...............   572,135(3)(4)   7.1%     1,838,240      54.9%       12.4%

------------
 *  less than 1%.

(1) Shares shown in the above table do not include shares that could be acquired upon exercise of currently outstanding stock options which do not become exercisable within 60 days of October 24, 1997.

(2) The address of such person is 2777 Allen Parkway, Suite 700, Houston, Texas 77019.

(3) Includes 259,981 shares issued in connection with the acquisition of JGVAOI.

(4) Includes shares that may be acquired pursuant to outstanding options within 60 days of October 24, 1997: 33,750 shares in the case of Dr. Vondrak; 17,500 shares in the case of Mr. Cook; 25,000 shares in the case of Mr. Syverson; 45,000 shares in the case of Mr. Harlan; 3,125 shares in the case of Mr. Sherrill; 59,675 shares in the case of Mr. Walton; and 161,550 shares in the case of all executive officers and directors as a group.

(5) Includes 16,350 shares held of record by the Michael and Bonnie Harlan 1996 Family Trust. Mr. Harlan disclaims beneficial ownership of such shares.

(6) Includes 60,000 shares that may be acquired by Mr. Sherrill pursuant to an outstanding warrant within 60 days of October 24, 1997. The warrant was initially issued to TriCap Partners and subsequently distributed to its investors, including Mr. Sherrill.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the shares of Common Stock beneficially owned by the Selling Stockholders as of October 24, 1997. Each Selling Stockholder has sole voting and investment power with respect to the shares of Common Stock held by such Selling Stockholder.

                                                                           BENEFICIAL OWNERSHIP      NUMBER OF
                                                                              OF COMMON STOCK        SHARES OF
                                            NUMBER OF                         AFTER OFFERING          CLASS B       SHARES OF
                                            SHARES OF                    -------------------------     STOCK      CLASS B STOCK
                                          COMMON STOCK     SHARES OF       NUMBER      PERCENT OF      OWNED          TO BE
                NAME OF                   OWNED BEFORE    COMMON STOCK   OF SHARES    OUTSTANDING      BEFORE       CONVERTED
          SELLING STOCKHOLDER               OFFERING       TO BE SOLD      OWNED         SHARES       OFFERING       AND SOLD
----------------------------------------  -------------   ------------   ----------   ------------   ----------   --------------
Julius A. Binetti.......................        6,562          6,562          --           --  %        11,267          5,634
Paul E. Bonham..........................      137,286         14,500       122,786          1.1           --            --
Thomas K. Chubb.........................      112,850         12,000       100,850          *             --            --
Stanley D. Crawford.....................      104,373         14,000        90,373          *             --            --
Tom C. Davis............................       13,125           --          13,125          *           22,534         17,500
Anthony Deluke..........................      113,121(1)      20,000(1)     93,121          *             --            --
Robert J. Dennington....................       36,868          7,374        29,494          *             --            --
David L. Dennis.........................        9,844           --           9,844          *           16,900          8,500
Jess H. Dickinson.......................        --              --            --           --           27,469         27,469
Robert S. Fields........................      124,252         20,000       104,252          *             --            --
Andrew K. Girardot......................      131,158         20,000       111,158          1.0           --            --
A. John Kreft...........................        --              --            --           --          112,350         12,500
W. Patrick McMullen, III................        9,844           --           9,844          *           16,900         10,000
Mark Mills..............................      184,200         17,610       166,590          1.5           --            --
John E. Myers...........................        8,662           --           8,662          *           14,872         14,872
Carlos F. Navarro.......................       46,629          2,500        44,129          *             --            --
Michael R. and Jane L. Nicolais.........       13,125           --          13,125          *           22,524         10,000
Gary Pezza..............................        6,562          6,562          --           --           11,267          5,634
Paul Rigali.............................      166,833         16,683       150,150          1.4           --            --
Budd Rubin..............................      117,944          5,000       112,944          1.0           --            --
John Dell Sauter........................       88,462         17,692        70,770          *             --            --
Don Schmitz.............................      116,817         11,682       105,135          *             --            --
Charles L. Schnibben....................      165,943         33,000       132,943          1.2           --            --
Ronald N. Spiegel.......................       61,761          6,176        55,585          *             --            --
Donald Steen............................       13,125           --          13,125          *           22,534         22,534
Thomas A. Tiller........................       85,370         17,000        68,370          *             --            --
Calvin Don Tyner........................        --              --            --           --          247,230         20,000
Jack Utley..............................      124,430         12,443       111,987          1.0           --            --
Western Indemnity Insurance.............       16,406         16,406          --           --           28,167         28,167
                                          -------------   ------------   ----------       -----      ----------   --------------
   Total................................    2,015,552        277,190     1,738,362         16.1%       554,014        182,810
                                          =============   ============   ==========       =====      ==========   ==============

                                         BENEFICIAL OWNERSHIP
                                           OF CLASS B STOCK
                                            AFTER OFFERING
                                       -------------------------
                                         NUMBER      PERCENT OF       TOTAL
                NAME OF                OF SHARES    OUTSTANDING     SHARES TO
          SELLING STOCKHOLDER            OWNED         SHARES        BE SOLD
-------------------------------------- ----------   ------------   -----------
Julius A. Binetti.....................     5,633          *  %        12,196
Paul E. Bonham........................      --           --           14,500
Thomas K. Chubb.......................      --           --           12,000
Stanley D. Crawford...................      --           --           14,000
Tom C. Davis..........................     5,034          *           17,500
Anthony Deluke........................      --           --           20,000(1)
Robert J. Dennington..................      --           --            7,374
David L. Dennis.......................     8,400          *            8,500
Jess H. Dickinson.....................      --           --           27,469
Robert S. Fields......................      --           --           20,000
Andrew K. Girardot....................      --           --           20,000
A. John Kreft.........................    99,850          3.2         12,500
W. Patrick McMullen, III..............     6,900          *           10,000
Mark Mills............................      --           --           17,610
John E. Myers.........................      --           --           14,872
Carlos F. Navarro.....................      --           --            2,500
Michael R. and Jane L. Nicolais.......    12,524          *           10,000
Gary Pezza............................     5,633          *           12,196
Paul Rigali...........................      --           --           16,683
Budd Rubin............................      --           --            5,000
John Dell Sauter......................      --           --           17,692
Don Schmitz...........................      --           --           11,682
Charles L. Schnibben..................      --           --           33,000
Ronald N. Spiegel.....................      --           --            6,176
Donald Steen..........................      --           --           22,534
Thomas A. Tiller......................      --           --           17,000
Calvin Don Tyner......................   227,230          7.2         20,000
Jack Utley............................      --           --           12,443
Western Indemnity Insurance...........      --           --           44,573
                                       ----------       -----      -----------
   Total..............................   371,204         11.7%       460,000
                                       ==========       =====      ===========
------------
 *  Less than 1%.

(1) Includes an aggregate 3,900 shares of Common Stock that were given by Dr. Deluke to, and are being sold by, three of Dr. Deluke's minor children.

     The Company will pay certain expenses of registering the shares of Common Stock to be offered by the Selling Stockholders under the Securities Act, including registration and filing fees, printing expenses and the fees and disbursements of the counsel and accountants for the Company. The Selling Stockholders will pay all fees and disbursements of their own counsel and all brokerage fees, commissions and expenses, if any, applicable to the shares of Common Stock being sold by them. The Company will indemnify each of the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the Selling Stockholders may be required to make in respect thereof. Each of the Selling Stockholders has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act, with respect to information provided by that Selling Stockholder in connection with the Offering.

     Certain of the Selling Stockholders are the orthodontist owners of the Founding Affiliated Practices who received the shares of Common Stock held by them as a portion of the consideration for the purchase by the Company of the assets of their practices. The remaining Selling Stockholders are investors in TriCap, who received the shares of Common Stock and Class B Stock held by them in July 1997, when TriCap distributed its shares to its investors. None of the Selling Stockholders is an officer or director of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $0.001 per share, 4,106,852 shares of Class B Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of October 24, 1997, 8,090,382 shares of Common Stock were issued and outstanding, 3,347,084 shares of Class B Stock were issued and outstanding and no shares of Preferred Stock of the Company were issued and outstanding. The following summary is qualified in its entirety by reference to the Restated Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK AND CLASS B STOCK

     Holders of the Class B Stock have the ability to elect as a class one member of the Board of Directors and holders of the Common Stock have the ability to elect as a class all other members of the Board of Directors. In the event of a change in the number of directors, holders of Common Stock have the ability to elect at least 80% of the Board of Directors (rounded up to the nearest whole number) elected by the holders of Common Stock and, subject to the rights of the holders of any series of preferred stock, the holders of the Class B Stock will have the right to elect the remaining directors. The Common Stock and Class B Stock possess ordinary voting rights and vote together as a single class in respect of all other corporate matters, and, in connection therewith, holders of shares of Common Stock are entitled to one vote per share and holders of shares of Class B Stock are entitled to three-tenths (3/10ths) of a vote per share. The Common Stock and Class B Stock afford no cumulative voting rights, and the holders of a majority of the shares of the Common Stock or the Class B Stock, as applicable, voting for the election of directors can elect all the directors to be elected by the holders of such stock if they choose to do so. The Common Stock and Class B Stock carry no preemptive rights and are not redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock and Class B Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. The Company intends that all future dividends, if any, declared on, or distributions with respect to, its shares of Common Stock and Class B Stock will be paid on a pro rata basis to the holders of such shares. See "Dividend Policy" for information regarding the Company's dividend policy.

     Directors may be removed, with cause, by the holders of the class or classes of stock that elected them. Directors may be removed by the Board of Directors only for cause. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously filled that vacancy, or by the remaining directors or director elected by such class or classes; however, if there are no such directors, the vacancy may be filled by the other directors.

     Each share of Class B Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Class B Stock by the holder thereof (excluding dispositions to such holder's affiliates), (ii) in the event any person not affiliated with Apple acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iii) in the event any person not affiliated with Apple offers to acquire beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, (iv) in the event the holder of such share elects to so convert at any time after the second anniversary of the date of the IPO,
(v) on the fifth anniversary of the date of the IPO or (vi) in the event the holders of a majority of the outstanding shares of Common Stock approve such conversion. In addition, the Company may elect to convert any outstanding shares of Class B Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Class B Stock as of the date of the IPO have previously been converted into shares of Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock.

     Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. On the other hand, such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Restated Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

     The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Restated Certificate of Incorporation and Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the President or a majority of the Board of Directors.

     The Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. As a result, it is currently contemplated that approximately one-third of the Company's Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest. In addition, the provisions of the Restated Certificate of Incorporation relating to the election of certain directors by the holders of the Class B Stock will prevent persons controlling a majority of the outstanding Common Stock from replacing such directors. See "Management -- Directors, Executive Officers and Key Employees."

     The Restated Certificate of Incorporation provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall not be less than three. It also provides that a director may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding shares of the class entitled to vote with respect to the election of such director. This provision, in conjunction with the provisions of the Restated Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     The Company's Bylaws contain provisions (i) requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder
(i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the seventh day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Bylaws, which are included as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have outstanding (i) 10,773,192 shares of Common Stock (11,217,192 if the Underwriters' over-allotment option is exercised in full) and (ii) 3,164,274 shares of Class B Stock. Of these shares, 1,834,682 shares of Common Stock and 2,549,214 shares of Class B Stock are subject to resale restriction either for the 90-Day Lockup Period pursuant to an agreement with Bear, Stearns & Co. Inc. or for a 90-day period following the effective date of the Registration Statement of which this Prospectus is a part pursuant to registration rights agreements. In addition, 3,434,894 shares of the Common Stock (including 1,608,677 of the shares subject to the 90-day contractual restrictions), which shares were issued in the affiliations with the Founding Affiliated Practices, are deemed "restricted securities" under Rule 144 as they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. These restricted securities may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below. The applicable holding period with respect to such restricted shares of Common Stock will expire in May 1998. In addition, the holders of the shares of Common Stock acquired in connection with the affiliations with the Founding Affiliated Practices have agreed with the Company that they generally will not sell, transfer or otherwise dispose of any of their shares for one year following the closing of the IPO. Approximately 674,000 shares of Common Stock issued in affiliations subsequent to the IPO, which shares were registered on the Registration Statement on Form S-4 described below, are contractually restricted for one year from the date of issuance. In addition, approximately 1,027,000 shares of a Canadian subsidiary were issued in July through October 1997 in connection with affiliations with several practices in Canada. The subsidiary stock is exchangable into 1,027,000 shares of Common Stock, which shares are also contractually restricted for one year from the date of issuance of the subsidiary shares. Such shares would not be permitted to be sold without registration under the Securities Act or an applicable exemption. The Company has agreed to file a shelf registration statement for the resale of such shares and use its best efforts to cause such registration statement to become effective no later than one year after the date of such affiliation. Pursuant to the shelf registration statement, the holders would be permitted to sell such shares of Common Stock without restriction. The remaining 5,411,250 shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act.

     In general, under Rule 144, as amended effective April 29, 1997, if a minimum of one year has elapsed since the later of the date of acquisition of restricted securities from the issuer or from an affiliate of the issuer, the acquiror or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of 1% of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the issuer. In addition, if a period of at least two years has elapsed since the later of the date of acquisition of restricted securities from the issuer or from any affiliate of the issuer, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding a sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the requirements described above. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Commission has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The Commission has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

     As of October 24, 1997, options to purchase an aggregate of approximately 839,350 shares of Common Stock were outstanding under the Company's 1997 Stock Compensation Plan. See "Management -- 1997 Stock Compensation Plan." In general, pursuant to Rule 701 under the Securities Act, any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell such shares without compliance with the holding period provisions of Rule 144, in each case commencing 90 days after May 22, 1997, the date on which the Company became subject to the reporting requirements of the Exchange Act. A total of 839,350 shares of Common Stock are eligible for resale pursuant to Rule 701 (upon exercise of options) (although certain of the holders of those options have agreed not to offer or sell any of those shares during the 90-Day Lockup Period). In addition, the Company has filed a registration statement on Form S-8 covering the 980,000 additional shares underlying Awards under the 1997 Stock Compensation Plan. As a result, such shares generally are freely tradable by non-affiliates in the public market without restriction under the Securities Act.

     In June 1997, the Company filed a Registration Statement on Form S-4 to register 2,000,000 shares of Common Stock for use by the Company as all or a portion of the consideration to be paid in future affiliation transactions. As of October 24, 1997, approximately 674,000 of these shares had been issued in connection with affiliations subsequent to the IPO. These shares, as well as the remaining shares available for issuance under such Registration Statement, are generally freely tradeable after their issuance. However, each party who has received shares of Common Stock has contractually agreed with the Company not to sell any of such shares for a period of one year from receipt. The Company anticipates that the agreements entered into in connection with its future affiliations will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

     The Company, its executive officers and directors and the Selling Stockholders have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into Common Stock owned or acquired in the future in any manner prior to the expiration of 90 days after the date of this Prospectus (the "90-Day Lockup Period") without the prior written consent of Bear, Stearns & Co. Inc., except that the Company may issue, subject to certain conditions, Common Stock in connection with affiliations and may grant Awards (or Common Stock upon exercise of Awards) under the 1997 Stock Compensation Plan. These restrictions will be applicable to any shares acquired by any of those persons in the Offering or otherwise during the 90-Day Lockup Period.

     In connection with the affiliations with the Founding Affiliated Practices, the Company entered into a registration rights agreement with former stockholders of the Founding Affiliated Practices (the "Registration Rights Agreement"), which provides certain registration rights with respect to the Common Stock issued to such stockholders in connection with such affiliations. The Registration Rights Agreement provides the holders of Common Stock subject to the agreement with the right in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others at any time through November 2001, subject to certain exceptions, to require the Company to include shares owned by them in the registration. Of the 3,682,554 shares of Common Stock covered by such Registration Rights Agreement, 247,660 are included in this Offering. In addition, pursuant to separate registration rights agreements with TriCap, Dr. Vondrak and TriCap Partners, certain of these parties and certain of their transferees have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others at any time through November 2001, subject to certain exceptions, to require the Company to include shares owned by them in the registration. Of the 2,468,570 shares of Common Stock or Class B Stock convertible into Common Stock covered by such registration rights agreements, 211,950 are included in this Offering. Furthermore, the registration rights agreement to which TriCap Partners is a party provides for a single demand registration right pursuant to which Apple will file a registration statement under the Securities Act to register the sale of the shares issuable on exercise of the warrant described under "Certain Transactions." The demand request may be made at any time before May 31, 2002, subject to certain conditions and limitations.

     In the case of each registration rights agreement described, the Company is generally required to pay the costs associated with such an offering other than fees and disbursements of counsel for the selling stockholders, any brokerage fees and expenses applicable to shares of Common Stock being sold by them, underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. Each registration rights agreement provides that the number of shares of Common Stock that must be registered on behalf of the selling stockholders is subject to limitation if the managing underwriter determines that market conditions require a limitation. Under each agreement, the Company will indemnify the selling stockholders thereunder, and such stockholders will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

     No prediction can be made of the effect, if any, that sales of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock of the Company. See
"Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement among the Company, Bear, Stearns & Co. Inc., Cowen & Company and Equitable Securities Corporation as the Representatives of the Underwriters, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite its name below.

                                           NUMBER OF
              UNDERWRITERS                  SHARES
----------------------------------------   ---------
Bear, Stearns & Co. Inc.................
Cowen & Company.........................
Equitable Securities Corporation........

     Total..............................
                                           ---------
                                           2,960,000
                                           =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $      per
share of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of $      per share to certain
other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is listed on the American Stock Exchange.

     The Underwriters have been granted a 30-day over-allotment option to purchase from the Company up to 444,000 additional shares of Common Stock at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 2,960,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The officers and directors of the Company, the Selling Stockholders and certain holders of the Common Stock have agreed not to offer, sell, transfer, assign or otherwise dispose of any shares of Common Stock owned by them for a period of 90 days after the date of the final Prospectus relating to the Offering without the prior written consent of Bear, Stearns & Co. Inc. These restrictions will be applicable to any shares acquired by any of those persons in the Offering or otherwise during the 90-Day Lockup Period.

     The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except with respect to future affiliations (subject to certain conditions) or pursuant to the 1997 Stock Compensation Plan, for a period of 90 days after the date of the final prospectus relating to the Offering without the prior written consent of Bear, Stearns & Co. Inc.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Stockholders. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the American Stock Exchange and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Hughes & Luce, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of Apple Orthodontix, Inc. as of December 31, 1996 and for the period from inception, July 15, 1996, through December 31, 1996 included in this Prospectus and appearing elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") with respect to the Common Stock offered hereby.
This Prospectus, filed as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement accurately describe the material provisions of such document and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        ----
AUDITED FINANCIAL STATEMENTS OF APPLE
  ORTHODONTIX, INC.
     Report of Independent Public
      Accountants....................    F-2
     Balance Sheet -- December 31,
      1996...........................    F-3
     Statement of Operations For the
      Period From Inception, July 15,
      1996, Through
       December 31, 1996.............    F-4
     Statement of Changes in
      Stockholders' Equity (Deficit)
      For the Period From Inception,
       July 15, 1996, Through
      December 31, 1996..............    F-5
     Statement of Cash Flows For the
      Period From Inception, July 15,
      1996, Through
       December 31, 1996.............    F-6
     Notes to Financial Statements...    F-7
     Condensed Consolidated Balance
      Sheets -- September 30, 1997
      (Unaudited) and
       December 31, 1996.............   F-14
     Condensed Consolidated
      Statements of Operations For
      the Nine and Three Month
      Periods Ended September 30,
      1997 and 1996 (Unaudited)......   F-15
     Condensed Consolidated Statement
      of Changes in Stockholders'
      Equity (Deficit) For the Nine
      Month Period Ended September
      30, 1997 (Unaudited)...........   F-16
     Condensed Consolidated
      Statements of Cash Flows For
      the Nine Month Periods Ended
       September 30, 1997 and 1996
      (Unaudited)....................   F-17
     Notes to Unaudited Condensed
      Consolidated Financial
      Statements.....................   F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Apple Orthodontix, Inc.:

     We have audited the accompanying balance sheet of Apple Orthodontix, Inc., a Delaware corporation, as of December 31, 1996, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from inception, July 15, 1996, through December 31, 1996, as restated. See Note 1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apple Orthodontix, Inc., as of December 31, 1996, and the results of its operations and its cash flows for the period from inception, July 15, 1996, through December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 28, 1997

  (except as discussed in Notes 1 and 2,
  as to which the date is May 22, 1997)

                            APPLE ORTHODONTIX, INC.
                       BALANCE SHEET -- DECEMBER 31, 1996

                 ASSETS
Cash and cash equivalents...............  $        21,254
Long-term assets:
     Deferred issuance costs............        1,395,350
     Organization costs, net of
      accumulated amortization of
      $4,510............................           44,687
                                          ---------------
     Total long-term assets.............        1,440,037
                                          ---------------
     Total assets.......................  $     1,461,291
                                          ===============

  LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
Accounts payable........................  $     1,439,565
Accrued bonuses.........................          325,000
Other accrued liabilities...............           35,000
Amounts due to a founding affiliated
  practice..............................           30,444
Amounts due to venture capital
  investors.............................          515,000
                                          ---------------
Total current liabilities...............        2,345,009
Stockholders' equity (deficit):
     Class A Common Stock, $.001 par
      value, no shares authorized,
      issued and outstanding............        --
     Class B Common Stock, $.001 par
      value, 4,106,852 shares
      authorized, 3,347,084 shares
      issued and outstanding............            3,347
Additional paid-in capital..............       23,422,313
Retained deficit........................      (24,309,378)
                                          ---------------
     Total stockholders' equity
      (deficit).........................         (883,718)
                                          ---------------
     Total liabilities and stockholders'
      equity (deficit)..................  $     1,461,291
                                          ===============

    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
                            STATEMENT OF OPERATIONS
                 FOR THE PERIOD FROM INCEPTION, JULY 15, 1996,
                           THROUGH DECEMBER 31, 1996

REVENUES.............................  $     --
COSTS AND EXPENSES:
     Salaries and benefits...........          627,476
     Rent............................           19,676
     Amortization of organization
      costs..........................            4,510
     General and administrative......          232,232
     Special compensation expense
      related to issuance of stock...       13,812,681
     Special consulting expense
      related to issuance of stock...        9,612,803
                                       ---------------
          Total costs and expenses...       24,309,378
PROVISION FOR INCOME TAXES...........        --
                                       ---------------
NET LOSS.............................  $   (24,309,378)
                                       ===============
NET LOSS PER SHARE...................  $         (7.24)
                                       ===============
NUMBER OF SHARES USED IN CALCULATING
  NET LOSS PER SHARE.................        3,358,513
                                       ===============

    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE PERIOD FROM INCEPTION, JULY 15, 1996,
                           THROUGH DECEMBER 31, 1996

                                            COMMON STOCK
                                            SUBJECT TO A
                                             PUT OPTION          ADDITIONAL                          TOTAL
                                       ----------------------     PAID-IN         RETAINED       STOCKHOLDERS'
                                         SHARES      AMOUNT       CAPITAL          DEFICIT      EQUITY (DEFICIT)
                                       -----------  ---------  --------------  ---------------  ---------------
BALANCE, July 15, 1996...............      --       $          $     --        $     --         $     --
     Issuance of stock...............    3,347,084      3,347      23,422,313        --              23,425,660
     Net loss........................      --          --            --            (24,309,378)     (24,309,378)
                                       -----------  ---------  --------------  ---------------  ---------------
BALANCE, December 31, 1996...........    3,347,084  $   3,347  $   23,422,313  $   (24,309,378) $      (883,718)
                                       ===========  =========  ==============  ===============  ===============

    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
                            STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION, JULY 15, 1996,
                           THROUGH DECEMBER 31, 1996

CASH FLOWS USED IN OPERATING
  ACTIVITIES:
     Net loss........................  $   (24,309,378)
     Amortization of organization
      costs .........................            4,510
     Special compensation and
      consulting expense paid in
      stock..........................       23,425,484
     Increase in accounts payable and
      accrued liabilities not related
      to issuance costs..............          404,215
                                       ---------------
          Net cash used in operating
           activities................         (475,169)
                                       ---------------
CASH FLOWS PROVIDED BY FINANCING
ACTIVITIES:
     Cash paid for organization
      costs..........................          (49,197)
     Advances from a related party...          515,000
     Advances from a founding
      practice.......................          283,744
     Repayment of advances from a
      founding practice..............         (253,300)
     Proceeds from issuance of common
      stock..........................              176
                                       ---------------
          Net cash provided by
           financing activities......          496,423
                                       ---------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................  $        21,254
                                       ===============

    The accompanying notes are an integral part of this financial statement.

                            APPLE ORTHODONTIX, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Apple Orthodontix, Inc. ("Apple" or the "Company"), was established as a Delaware corporation on July 15, 1996, for the purpose of creating an orthodontic practice management company which will own the assets of and provide management services to orthodontic practices (see Note 6). The Company's operations to date have consisted primarily of seeking affiliations with orthodontists, negotiating to acquire the assets of those professionals' practices and negotiating agreements to provide management services to those practices ("Affiliations"). Apple plans to complete an initial public offering of its Class A common stock (the "IPO") and simultaneously exchange cash and shares of its Class A common stock for selected assets and liabilities associated with 31 orthodontic practices (the "Founding Affiliated
Practices"). The completion of the Affiliations, public offering and entry by Apple into service agreements with the owners of the orthodontic practices will mark the beginning of Apple's operations. The financial statements have been prepared on the basis that the proposed transactions will occur although no assurance can be made that the proposed transactions will be completed. For further discussion of the various risks associated with Apple's operations and the proposed transactions, including the absence of a combined operating history, reliance on Affiliated Practices and orthodontists, the need for additional financing, government regulation, dependence on key personnel, competition, and other risks, please refer to the discussion of risk factors in the Company's registration statement.

  RESTATEMENT

     In connection with the IPO process, the Company restated its previous financial statements as of December 31, 1996 and for the period from inception, July 15, 1996, through December 31, 1996. The restatement involves valuing stock issued to founders, management and advisors of the Company, in October and December 1996, at the IPO price. The impact of this adjustment is to increase special compensation expense related to issuance of stock by $13,812,681 and to increase special consulting expense related to issuance of stock by $9,612,803. The overall impact of the restatement on the Company's Balance Sheet as of December 31, 1996 was to increase the Class A and B Stock and related additional paid-in capital by a total of $23,422,132 and, after giving effect to previously recorded negative paid-in-capital of $3,350, to increase the retained deficit by $23,422,132. There was no net effect on stockholders' equity (deficit).

     Further revisions and restatements were made to reflect (i) a reverse stock split which reduced the effective split from 4,013-for-one to 3,270-for-one;
(ii) the cancellation of a warrant previously issued to TriCap Partners, which was valued at $1,700,000 with the number of shares to be determined based on the final offering price to the public utilizing the Black-Scholes option-pricing model, and the issuance of a new warrant for the purchase of 180,000 shares at $7.00 per share, which has been valued at $777,106; and (iii) the actual offering price to the public of $7.00 per share.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  DEFERRED ISSUANCE COSTS

     Salaries and general and administrative expenses and other internal costs associated with seeking and negotiating with orthodontists to enter into the transaction have been expensed. Various external costs resulting from the provision of legal, accounting and other professional services and other costs incurred for the transactions are a requirement of the IPO and accordingly have been recorded as deferred issuance costs. All deferred issuance costs will be charged against the proceeds of the IPO upon its successful completion. As of December 31, 1996, no deferred issuance costs associated with the IPO have been paid.

  ORGANIZATION COSTS

     Organization costs incurred in the formation of the Company are amortized on a straight-line basis over a five-year period.

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  STOCKHOLDERS' EQUITY (DEFICIT)

     On October 11, 1996, 3,165,586 shares of Class B common stock were issued at a total price of $9.68. On December 9, 1996, 181,498 additional shares were issued in exchange for $166 of consideration. The shares issued through December 31, 1996 have been restated to reflect the effect of an aggregate 3,270-for-one stock split approved on May 18, 1997. After considering the effects of the stock split, the effective per share consideration paid was $.000003 per share on October 11, 1996 and $.0009 per share on December 9, 1996. In conjunction with the stock split approved on April 24, 1997, additional amounts were contributed to bring the aggregate purchase price per share up to the par value of $.001 per share. The Class B common stock will be entitled to three-tenths ( 3/10ths) of a vote per share. The Class B common stock automatically converts to one vote per share in the event of the disposition of the stock by the stockholder (excluding dispositions to the holder's affiliates), any person offers to or acquires 15% or more of the outstanding capital stock of the Company, any person acquires beneficial ownership of 15% or more of the outstanding shares of capital stock of the Company, the stockholder elects to convert at any time after the second anniversary of the effective date of the IPO, the holders of that number of shares of Class A common stock and Class B common stock, voting together as a single class, with a majority of the outstanding voting power approve conversion, or on the fifth anniversary of the effective date of the IPO. In the event that 80% or more of the currently outstanding shares of Class B common stock have been converted into shares of Class A common stock, the Company may elect to convert the remaining outstanding shares of Class B common shares into shares of Class A common stock. The Class A common stock to be issued to the Founding Affiliated Practices and in the IPO will be entitled to one vote per share. As discussed in Note 1, the shares issued on October 11, 1996 and December 9, 1996 have been valued at the assumed offering price. Special compensation and consulting expense related to issuance of stock has been recorded for the difference between the amount paid for the stock and the offering price of $7.00 per share.

     Approximately 724,267 of the issued and outstanding shares were subject to subscription agreements that include a put option provision in the event of a change in control of the Company. On May 15, 1997, the parties to the subscription agreements irrevocably waived the provision effective December 31, 1996.

     The shares used in calculating net loss per share include all shares of capital stock outstanding as of May 22, 1997 and the additional shares that would be outstanding if all options that were issued prior to the Offering were exercised and the proceeds used to repurchase shares at the offering price of $7.00 per share.

  STOCK OPTION PLAN

     In December 1996, the board of directors of the Company adopted the 1996 Stock Option Plan ("Plan"). Employees, non-employee directors and advisors are eligible to receive awards under the Plan; only employees of the Company are eligible to receive incentive stock options. The aggregate number of options to purchase shares of common stock that may be granted under the Plan is the greater of 1,000,000, or 12%, of the number of shares of Class A common stock outstanding on the last day of the preceding calendar quarter. The Company anticipates that upon or shortly after the consummation of the IPO, it will grant options to purchase approximately 743,000 shares of common stock under the Plan. All of these options will be at the IPO price except for 20,000 options that were granted in January 1997 at $3.00 per option, which equaled the fair value of the common stock of the Company at that date. The Company will account for options issued to employees and non-employee directors under the Plan in accordance with APB Opinion No. 25, and, accordingly, no compensation cost will be recognized. The Company will provide the pro forma disclosure of net earnings per share in the notes to the financial statements as if the fair value-based method of accounting had been applied to awards as required by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  INCOME TAXES

     As reflected in the accompanying statement of operations, the Company incurred a loss from operations during the period from inception, July 15, 1996, through December 31, 1996. Due to the limited operations of the Company since its inception and the pending IPO, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated by these net operating losses. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3.  FINANCING PROVIDED BY VENTURE CAPITAL INVESTORS:

     On November 14, 1996, the Company entered into an agreement with TriCap Funding I, L.L.C. ("TriCap"), whereby TriCap agreed to provide $3,000,000 to finance costs related to the Offering. As of December 31, 1996, the Company had borrowed $515,000 under this agreement. The $3,000,000, to the extent expended, will be repaid out of proceeds from the IPO, including interest at a rate of prime plus .25 percent. The Company also entered into an agreement on such date with TriCap Partners, L.L.C. ("TriCap Partners") that extends through the date of the consummation of the first public offering of Common Stock (or a security convertible or exchangeable for Common Stock) by the Company following the IPO. This agreement provides for (a) the payment by Apple to TriCap Partners of approximately $500,000 upon consummation of the IPO and (b) the issuance to TriCap Partners of a warrant with an estimated value of $777,106 to purchase 180,000 shares of Common Stock, with an exercise price per share of $7.00. The $777,106 value of the warrant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) expected dividend yield -- 0.0%; (ii) expected stock price volatility -- 67.5%; (iii) risk-free interest -- 6.2%; and (iv) expected life of the warrant -- five years.

4.  RELATED PARTY:

     The practice of a founding stockholder of the Company, John G. Vondrak, D.D.S., has paid for certain costs and expenses on behalf of the Company. Such payments, net of reimbursement in conjunction with the financing, have been reflected as amounts due to a Founding Affiliated Practice in the accompanying balance sheet and will be repaid with proceeds from the planned IPO.

5.  LITIGATION:

     On December 10, 1996, Orthodontic Centers of America ("OCA") filed a complaint against Apple, Dr. Vondrak and his practice, alleging misappropriation of trade secrets and breach of a confidentiality agreement executed by Dr. Vondrak with OCA. The Company plans to vigorously defend itself in this matter and does not believe that the results of these proceedings will have a material adverse effect on the Company's operating results or financial position.

6.  PLANNED ACQUISITIONS OF FOUNDING AFFILIATED PRACTICES:

     Apple plans to complete, through a series of mergers and asset transfers, the acquisition of certain assets and assumption of certain liabilities of the Founding Affiliated Practices concurrently with an IPO of shares of its Class A common stock. The Founding Affiliated Practices will receive Class A common stock and cash as consideration in the Affiliations. In connection with the Affiliations, the selling orthodontists will create new professional corporations, professional associations or other entities (collectively, the "New

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PCS") that will enter into 20-year service agreements with Apple. Additionally, those orthodontists will enter into employment and noncompete agreements with the New PCS.

     The Company will not employ orthodontists or control the practice of orthodontics by the orthodontists employed by the New PCS. As Apple will not be acquiring the future patient revenues earned by the New PCS, the Affiliations are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 48,
"Transfers of Nonmonetary Assets by Promoters or Shareholders," the transferred nonmonetary assets and assumed liabilities will be accounted for at the historical cost basis of the Founding Affiliated Practices. Each of the Founding Affiliated Practices is a promoter of the IPO. Any monetary assets included in the Affiliations will be recorded at fair value. The resulting value of the net assets acquired by Apple will be recorded as the value of the stock consideration tendered. Cash consideration paid to selling orthodontists in conjunction with the Affiliations will be reflected as a dividend paid by Apple.

     The selling orthodontists will generally retain the long-term debt obligations of their respective practices. Capital lease obligations will be assumed by the Company. In certain cases, Apple has agreed to refinance debt retained by the selling orthodontists.

     The combined detail of the Founding Affiliated Practices' assets to be transferred and liabilities to be assumed is as follows:

 COMBINED PRESENTATION OF ASSETS TO BE TRANSFERRED AND LIABILITIES ASSUMED FROM
            THE FOUNDING AFFILIATED PRACTICES AS OF DECEMBER 31, 1996

Cash and cash equivalents...............  $    1,177,000
Patient receivables, net of allowances
  and patient prepayments...............         866,000
Prepaid expenses and other current
  assets................................         137,000
Property, equipment and improvements,
  net...................................       2,087,000
Intangible and other long-term assets,
  net...................................         431,000
                                          --------------
Assets transferred......................       4,698,000
Accounts payable and accrued
  liabilities...........................      (1,627,000)
Current portion of capital lease
  obligations...........................        (121,000)
Long-term portion of capital lease
  obligations...........................        (312,000)
                                          --------------
Assets transferred, net of liabilities
  assumed...............................  $    2,638,000
                                          ==============

     The service fees that will be earned by Apple subsequent to the Affiliations and execution of the service agreements are based on various arrangements. In general, the resulting fee will be substantially based on the patient revenues and cash collections of the New PCS and the operating expenses assumed by Apple. Apple's standard form of service agreement (the "Standard Contract") will be applied to all practices operating in locations where it is not prohibited by law or governmental regulation. In those instances where the standard contract may not be permitted, an alternative form of agreement (the "Alternative Contract") will be used. In addition, with respect to two of the New PCS, the service fees are based on flat fees that are subject to adjustment on an annual basis.

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      COMBINED OPERATING DATA OF THE FOUNDING AFFILIATED PRACTICES FOR THE
                          YEAR ENDED DECEMBER 31, 1996

                                                                                    OPERATING
                                           PATIENT REVENUES    CASH COLLECTIONS      EXPENSES
                                           ----------------    ----------------   --------------
Practices participating under the
  Standard Contract.....................     $ 17,490,000        $ 17,521,000     $   10,809,000
Practices participating under the
  Alternative Contract..................        5,358,000           5,519,000          2,935,000
Practices participating under flat fee
  agreements............................        2,209,000           2,365,000          1,226,000
                                           ----------------    ----------------   --------------
     Totals for Founding Affiliated
       Practices........................     $ 25,057,000        $ 25,405,000     $   14,970,000
                                           ================    ================   ==============

     Patient revenues are derived from orthodontic care provided to patients under contract terms agreed to by the patient or other responsible parties. The contracts vary by practice and by patient, and service often extends over an 18-month to six-year period. Revenue is recognized based on the estimated costs incurred as compared to the total estimated treatment cost, with approximately 24% being recognized at the time of initial treatment which is related to the costs incurred at the time of initial treatment. The balance of the contract revenue is realized pro rata each month over the remaining contract period. The 24% estimated cost at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis, treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies and associated administrative services.

     The difference in the timing of the recognition of patient revenues and cash collections results in (i) unbilled receivables in instances where recognition of revenues precedes the patient's payment plan and (ii) patient prepayments when payments are made on a more accelerated basis than revenues are earned. The following table presents the combined uncollected patient receivables, unbilled patient receivables, and patient prepayments of the Founding Affiliated Practices. These amounts are not receivables of the Company, but the net position of these receivables will be acquired as part of the Affiliations and in future periods each New PC will provide the Company with a security interest in the receivables of the New PC.

    COMBINED PATIENT RECEIVABLES, NET, OF THE FOUNDING AFFILIATED PRACTICES
                            AS OF DECEMBER 31, 1996

Patient receivables, net of allowances
  of $631,000...........................  $      918,000
Unbilled patient receivables, net of
  allowances of $70,000.................       3,361,000
Patient prepayments.....................      (3,413,000)
                                          --------------
     Patient receivables net of
      allowances and prepayments........  $      866,000
                                          ==============

     Subsequent to the Acquisitions, the operating expenses of the Founding Affiliated Practices will be the responsibility of Apple. The Company will have discretion to control the level of those expenses in conjunction with providing the related services to the New PCS. The combined historical expenses of the Founding Affiliated Practices for the year ended December 31, 1996 that will be assumed by the Company in the future were:

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     COMBINED DETAIL OF THE FOUNDING AFFILIATED PRACTICES' EXPENSES FOR THE
                          YEAR ENDED DECEMBER 31, 1996

Salaries, wages and benefits of
  employees, excluding the
  orthodontists.........................  $    6,381,000
Orthodontic supplies....................       2,548,000
Rent....................................       1,923,000
Advertising and marketing...............         438,000
General and administrative expenses.....       3,680,000
                                          --------------
     Total operating expenses...........      14,970,000
Depreciation and amortization on
  acquired assets.......................         864,000
                                          --------------
     Total expenses to be assumed.......  $   15,834,000
                                          ==============

     The combined historical financial information of the Founding Affiliated Practices presented herein is not related to the financial position or results of operations of Apple. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which Apple will be contracting to provide future services due to the significant relationships between Apple and the Founding Affiliated Practices. The Founding Affiliated Practices were not operated under common control or management during the fiscal year ended December 31, 1996.

  UNAUDITED PRO FORMA SERVICE FEES

     Except with respect to service agreements providing for the payment of flat fees, the service fees earned by the Company will be in accordance with two general types of service agreements -- the standard form of the service agreement ("Standard Contract") and the alternative form of the service agreement (the "Alternative Contract"). The determination of which service agreement will be used for a practice has been based on (i) the historical arrangements utilized by medical and dental professionals in that jurisdiction to contract for management services and (ii) the laws relating to the corporate practice of dentistry and fee splitting in the state or states in which that practice operates. The Standard Contract calls for a calculation of the monthly service fee based on the total revenues earned by the New PCS, which is defined by the agreement to represent 24% of the total contract value in the initial month of a patient's treatment with the remainder of the contract balance earned evenly over the balance of the contract term. From total revenues, the orthodontists retain 31.5% of the New PC's cash collections. There are adjustments to the service fee designed to both provide incentives for the orthodontists to provide efficient patient treatment and to increase the number of patients treated, as well as to ensure that the orthodontists retain a minimum amount for payment of their compensation from their respective New PCS on a monthly basis. The Alternative Contract is currently offered in California. It is a cost-plus-fee arrangement, whereby the service fee includes the reimbursement of defined expenses incurred by Apple in the course of providing services to the New PC plus 13.5% of revenues. The Company believes the fees to be generated by each of these formulas will be reflective of the fair market value of the services provided, and will be comparable to the fees earned by other management service companies in the respective jurisdictions where these arrangements will exist. In addition, with respect to two of the New PCS, the service fees are based on flat fees that are subject to adjustment on an annual basis.

     The pro forma service fee for practices that have agreed to the Standard Contract is based on the accrual basis revenues of the Founding Affiliated Practices ($17,490,000) less 31.5% of the cash collections of the practices ($5,519,000) appropriately adjusted for various provisions of the service fee agreement (taken together, a net increase of $926,000). The resulting pro forma service fee for the year ended December 31, 1996 is $12,897,000.

                            APPLE ORTHODONTIX, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma service fee for practices that have agreed to the Alternative Contract represents 13.5% of revenues ($724,000) and reimbursement of the operating expenses of those practices ($2,935,000). The total pro forma management service revenues would have been:

Practices participating under the
  Standard Contract.....................  $   12,897,000
Practices participating under the
  Alternative Contract..................       3,659,000
Practices participating under flat fee
  agreements............................       1,582,000
                                          --------------
     Total pro forma management service
      revenues..........................  $   18,138,000
                                          ==============

     Apple will be managed on a regional basis. The following information on the pro forma service fee is provided on a regional basis as supplemental information.

                                           HISTORICAL
                                             PATIENT         PRO FORMA
                 REGION                     REVENUES       SERVICE FEES
----------------------------------------   -----------     -------------
California..............................   $ 5,358,000      $  3,659,000
Western.................................    10,709,000         7,640,000
East Coast..............................     5,392,000         4,094,000
Central.................................     3,598,000         2,745,000
                                           -----------     -------------
     Total..............................   $25,057,000      $ 18,138,000
                                           ===========     =============

                    APPLE ORTHODONTIX, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                        SEPTEMBER 30,    DECEMBER 31,
                                            1997             1996
                                        -------------    ------------
                                         (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......    $  3,321,583    $     21,254
     Restricted cash.................       2,134,002
     Receivable from orthodontic
      practices, net of allowances of
      $34,111 and $0, respectively...         993,269         --
     Prepaid expenses................         200,048         --
     Deferred income taxes...........         409,594         --
     Other current assets............          60,859         --
                                        -------------    ------------
          Total current assets.......       7,119,355          21,254
Property and equipment, net of
  accumulated depreciation of
  $252,163 and $0, respectively......       4,817,500         --
Receivable from orthodontic
  practices, net of current
  portion............................       1,357,040         --
Deferred issuance costs..............          22,868       1,395,350
Intangibles assets, net of
  accumulated amortization of
  $164,135 and $4,510,
  respectively.......................      26,714,562          44,687
Other assets.........................         751,447         --
                                        -------------    ------------
          Total assets...............    $ 40,782,772    $  1,461,291
                                        =============    ============

           LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Current maturities of long-term
      debt...........................    $    122,157    $    --
     Accounts payable and accrued
      expenses.......................       3,008,456       1,830,009
     Payable to orthodontic
      practices......................         583,266         --
     Payable to owners of new
      affiliated practices...........       2,712,184         --
     Amounts due to venture capital
      investors......................        --               515,000
                                        -------------    ------------
          Total current
              liabilities............       6,426,063       2,345,009
                                        -------------    ------------
Long-term debt, net of current
  maturities.........................       9,410,482         --
Deferred income taxes................       8,805,227         --
Other long-term obligations..........           9,229         --
                                        -------------    ------------
          Total liabilities..........      24,651,001       2,345,009
                                        -------------    ------------
Stockholders' equity (deficit)
     Class A common stock, $0.001 par
      value, 25,000,000 shares
      authorized, 7,930,799 and 0
      shares issued and
      outstanding....................           7,931         --
     Class B common stock, $0.001 par
      value, 4,106,852 shares
      authorized, 3,347,084 and
      3,347,084 shares issued and
      outstanding....................           3,347           3,347
     Additional paid-in capital......      39,808,286      23,422,313
     Warrants........................         777,106         --
     Retained deficit................     (24,464,899)    (24,309,378)
                                        -------------    ------------
          Total stockholders' equity
              (deficit)..............      16,131,771        (883,718)
                                        -------------    ------------
          Total liabilities and
              stockholders' equity
              (deficit)..............    $ 40,782,772    $  1,461,291
                                        =============    ============

   The accompanying notes are an integral part of these financial statements.

                    APPLE ORTHODONTIX, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                              NINE MONTHS                 THREE MONTHS
                                          ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                       --------------------------  ---------------------------
                                           1997          1996          1997           1996
                                       ------------  ------------  -------------  ------------
Service fee revenues.................  $  9,165,610  $    --       $   7,479,653  $    --
Costs and expenses:
     Salaries and benefits...........     4,543,875       160,566      3,093,490       160,566
     Orthodontic supplies............     1,197,506       --             997,513       --
     Rent............................     1,213,714       --             786,418       --
     Advertising and marketing.......       153,421       --             145,716       --
     General and administrative......     1,856,154         9,319      1,241,039         9,319
     Depreciation and amortization...       411,788         2,510        341,482         2,510
                                       ------------  ------------  -------------  ------------
          Total costs and expenses...     9,376,458       172,395      6,605,658       172,395
                                       ------------  ------------  -------------  ------------
          Operating income (loss)....      (210,848)     (172,395)       873,995      (172,395)
Interest expense.....................       147,995       --             141,312       --
Interest income......................      (104,844)      --             (91,252)      --
Other expense (income), net..........        (3,158)      --              (3,102)      --
                                       ------------  ------------  -------------  ------------
          Income (loss) before income
            taxes....................      (250,841)     (172,395)       827,037      (172,395)
Income tax (benefit).................       (95,320)      --             314,274       --
                                       ------------  ------------  -------------  ------------
          Net income (loss)..........  $   (155,521) $   (172,395) $     512,763  $   (172,395)
                                       ============  ============  =============  ============
Net income (loss) per common and
  common equivalent share............  $      (0.02) $      (0.05) $        0.05  $      (0.05)
                                       ============  ============  =============  ============
Number of shares used in calculating
  net loss per common and common
  equivalent share...................     6,965,078     3,347,084     11,205,045     3,347,084
                                       ============  ============  =============  ============

   The accompanying notes are an integral part of these financial statements.

                    APPLE ORTHODONTIX, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)
                                  (UNAUDITED)

                                            CLASS A AND B                                                       TOTAL
                                             COMMON STOCK         ADDITIONAL                                STOCKHOLDERS'
                                       ------------------------     PAID-IN                    RETAINED        EQUITY
                                          SHARES       AMOUNT       CAPITAL      WARRANTS      DEFICIT        (DEFICIT)
                                       -------------  ---------  -------------  ----------  --------------  -------------
BALANCE, December 31, 1996...........      3,347,084  $   3,347  $  23,422,313  $   --      $  (24,309,378) $    (883,718)
     Issuance of common stock to
       public........................      2,702,500      2,703     12,304,756      --            --           12,307,459
     Transfers of certain assets and
       liabilities by founders.......      3,682,554      3,683        476,134      --                            479,817
     Special dividend to founders....       --           --         (6,544,424)     --            --           (6,544,424)
     Issuance of warrant.............       --           --           (777,106)    777,106        --             --
     Issuance of stock to new
       affiliated practices..........      1,541,459      1,541     10,691,717      --            --           10,693,258
     Issuances of options to non-
       employees.....................       --           --            204,899      --            --              204,899
     Net loss........................       --           --           --            --            (155,521)      (155,521)
     Other...........................          4,286          4         29,997      --            --               30,001
                                       -------------  ---------  -------------  ----------  --------------  -------------
BALANCE, September 30, 1997..........     11,277,883  $  11,278  $  39,808,286  $  777,106  $  (24,464,899) $  16,131,771
                                       =============  =========  =============  ==========  ==============  =============

   The accompanying notes are an integral part of these financial statements.

                    APPLE ORTHODONTIX, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                              NINE MONTHS
                                          ENDED SEPTEMBER 30,
                                       --------------------------
                                           1997          1996
                                       -------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss........................  $    (155,521) $  (172,395)
     Adjustments to reconcile net
      loss to net cash used in
      operating activities:
          Depreciation and
            amortization.............        411,788        2,510
          Deferred income tax
            benefit..................        (95,320)     --
          Provision for doubtful
            accounts.................         34,111      --
     Changes in assets and
      liabilities, excluding effects
      of affiliations:
          Receivable from orthodontic
            practices................       (930,584)     --
          Prepaid expenses...........       (190,061)     --
          Other assets...............         70,469      --
          Payables and other accrued
            liabilities..............     (1,183,120)      84,370
                                       -------------  -----------
               Net cash used in
                  operating
                  activities.........     (2,038,238)     (85,515)
                                       -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and
      equipment......................     (2,327,047)     --
     Payments for new affiliated
      practices......................     (3,689,055)     --
     Payment into escrow for a new
      affiliated practice............     (2,134,002)     --
     Advances to affiliates..........     (1,493,793)     --
     Repayment of advances by
      affiliates.....................         48,985      --
                                       -------------  -----------
               Net cash used in
                  investing
                  activities.........     (9,594,912)     --
                                       -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuances of
      common stock...................     17,623,276      --
     Cash paid related to common
      stock issuance costs...........     (4,951,928)     (94,903)
     Special dividend to founders....     (6,544,424)     --
     Proceeds from borrowings........     11,434,130      180,418
     Repayments of borrowings........     (2,627,575)     --
                                       -------------  -----------
               Net cash provided by
                  financing
                  activities.........     14,933,479       85,515
                                       -------------  -----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................      3,300,329      --
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD................         21,254      --
                                       -------------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.............................  $   3,321,583  $   --
                                       =============  ===========

   The accompanying notes are an integral part of these financial statements.

                            APPLE ORTHODONTIX, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Apple Orthodontix, Inc. ("Apple" or the "Company") was founded in July 1996 to provide practice management services to orthodontic practices in the United States and Canada. On May 29, 1997, Apple acquired simultaneously with the closing of its initial public offering (the "IPO") of its class A common stock, par value $.001 per share (the "Common Stock"), substantially all of the tangible and intangible assets, and assumed the liabilities, of 31 orthodontic practices (collectively, the "Founding Affiliated Practices") in exchange for 3,682,554 shares of Common Stock and $6.5 million in cash. The net proceeds of the 2,702,500 shares of Common Stock issued in the IPO (after deducting the underwriting discounts and commissions) were $17.6 million. Total related offering costs were $5.3 million. The acquisitions of the Founding Affiliated Practices have been accounted for in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48. Accordingly, the assets acquired and liabilities assumed were recorded at their historical values.

     Apple has subsequently acquired the assets and assumed the liabilities of additional practices (the "New Orthodontist Affiliations"). The New
Orthodontist Affiliations together with the Founding Affiliated Practices are collectively referred to as the "Affiliated Practices." The acquisitions of assets and liabilities of the New Orthodontist Affiliations are accounted for by allocating the value of the consideration paid by Apple to the assets acquired, net of liabilities assumed, including intangible assets. As a result of this allocation process, the Company records a significant portion of the consideration as a service fee intangible.

     The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the presentation and disclosures herein are adequate to make the information not misleading. The financial statements reflect all elimination entries and normal adjustments that are necessary for a fair presentation of the results for the interim period ended September 30, 1997.

     Operating results for interim periods are not necessarily indicative of the results for full years. Operating results for the nine- and three-month periods ended September 30, 1996 represent results for the period from inception (July 15, 1996) through September 30, 1996. It is suggested that these consolidated financial statements be read in conjunction with the financial statements of Apple and management's discussion and analysis related thereto.

2.  SIGNIFICANT ACCOUNTING POLICIES

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterment and renewals are capitalized.

  INTANGIBLE ASSETS, NET

     Intangible assets consist primarily of service fee intangibles which are amortized over the life of the service agreement (ranging from 20 to 40 years) with the respective Affiliated Practice. The Company's management periodically evaluates the realizability of the intangible assets on a practice by practice basis considering such factors as profitability and net cash flow. Should this evaluation result in an assessment

                            APPLE ORTHODONTIX, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

that the value of the intangible asset is overstated, an adjustment will be made in the period that the adjustment is identified. If it is determined that the estimated remaining service period requires revision, that revision will be made on a prospective basis.

  REVENUE RECOGNITION

     The service fees (the "Service Fees") payable to the Company by the Founding Affiliated Practices under their Service Agreements with the Company (the "Service Agreements") vary based on the fair market value, as determined in arm's-length negotiations, for the nature and amount of services provided. Except with respect to Service Agreements providing for the payment of flat fees, the Service Fees earned by the Company are in accordance with the Company's two general types of Service Agreements. The Standard Contract calls for a calculation of the monthly Service Fee based on the total revenues earned by the Founding Affiliated Practices, which is defined by the agreement to represent 24% of the total contract value in the initial month of a patient's treatment with the remainder of the contract balance earned evenly over the balance of the contract term. From total revenues, the practices retain a percentage of the Founding Affiliated Practices' cash collections. There are adjustments to the service fee designed to both provide incentives for the orthodontists to provide efficient patient treatment and to increase the number of patients treated, as well as to ensure that the orthodontists retain a minimum amount for payment of their compensation from their respective practices on a monthly basis. The Alternative Contract is used in California. It is a cost plus fee arrangement, whereby the service fee includes the reimbursement of defined expenses incurred by Apple in the course of providing services to the Founding Affiliated Practice plus a percentage of revenues.

  INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes,"which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The deferred tax asset at September 30, 1997 related to net operating losses of the Company for the nine months ended September 30, 1997.

  NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." This statement establishes new standards for computing and presenting earnings per share requiring the presentation of "basic" and "diluted" earnings per share as compared to "primary" and "fully diluted" earnings per share. The Company is required to adopt SFAS No. 128 for all fiscal periods ending after December 15, 1997. Earlier adoption is not permitted and restatement of all prior period earnings per share data is required.

                            APPLE ORTHODONTIX, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  NEW ORTHODONTIST AFFILIATIONS

     During the period from commencement of operations (June 1, 1997) through September 30, 1997, the Company completed New Orthodontist Affiliations with 12 practices representing 18 orthodontists and 23 office locations. In addition, four orthodontists joined existing Affiliated Practices.

     Total consideration related to the New Orthodontist Affiliations is summarized as follows:

Cash.................................  $   3,689,055
Deferred payments....................      2,712,184
Common stock.........................     10,693,258
                                       -------------
     Total consideration.............  $  17,094,497
                                       =============

     In addition to the above consideration, the Company placed $2.1 million into an escrow account pending the resolution of certain contingencies related to one of the New Orthodontist Affiliations closed during the third quarter of 1997. A favorable resolution of these post-closing contingencies would result in payment of the $2.1 million to the sellers in January 1999. The Company has the right to post a letter of credit in order to have the $2.1 million refunded from escrow to the Company prior to January 1999. The Company expects to post the letter of credit during the fourth quarter of 1997. Upon resolution of these contingencies beyond a reasonable doubt, the Company will record a liability for the consideration and allocate the consideration to the assets to be acquired, primarily intangibles.

     The cost of each of the above New Orthodontist Affiliations has been allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed, resulting in service fee intangibles of $26.2 million. These allocations may be adjusted to the extent that management becomes aware of additional information within one reporting year of the affiliation date which results in a material change in the amount of any contingency or changes in the estimated fair market value of assets acquired and liabilities assumed.

     Financial data for the year ended December 31, 1996 or their most recently completed fiscal year related to the New Orthodontist Affiliations are summarized as follows:

                                       PATIENT           CASH         OPERATING
                                       REVENUES      COLLECTIONS       EXPENSES
                                      ----------     ------------     ----------
Practices participating under the
  Standard Contract................. $ 4,805,000      $ 4,000,000    $ 3,313,000
Practices participating under the
  Alternative Contract..............   6,882,000        6,757,000      4,160,000
Practices participating under the
  flat fee agreements...............   4,612,000        4,612,000      2,592,000
                                     -----------      -----------    -----------
                                     $16,299,000      $15,369,000    $10,065,000
                                     ===========      ===========    ===========

                            APPLE ORTHODONTIX, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  LONG-TERM DEBT

     Long-term debt consisted of the following at September 30, 1997 and December 31, 1996:

                                        SEPTEMBER 30,    DECEMBER 31,
                                            1997             1996
                                        -------------    ------------
Unsecured revolving credit
  facility...........................    $9,200,000       $  --
Note payable, maturing in June 1999,
  with interest at 9.25%.............       135,106          --
Capitalized lease obligations, due in
  monthly installments through April
  2001, with interest ranging from
  11.8% to 24.7%.....................       197,533          --
                                        -------------    ------------
                                          9,532,639          --
                                        -------------    ------------
     Less: current maturities........       122,157          --
                                        -------------    ------------
     Long-term debt, net of current
     maturities......................    $9,410,482       $  --
                                        =============    ============

     On July 28, 1997, the Company entered into a three-year, $15.0 million revolving credit facility with Texas Commerce Bank. Advances under this facility bear interest, at the Company's option, at prime rate or LIBOR, in each case plus a margin which is calculated based upon the Company's ratio of indebtedness to cashflow.

     The notes payable relate to debts of the Affiliated Practices that were assumed by the Company.

5.  STOCK OPTION PLAN

     As allowed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for awards under its 1997 Stock Compensation Plan under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock options issued with exercise prices greater than or equal to the fair market value at the date of grant. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been reduced to the following pro forma amounts:

                                         NINE MONTHS     THREE MONTHS
                                            ENDED            ENDED
                                        SEPTEMBER 30,    SEPTEMBER 30,
                                            1997             1997
                                        -------------    -------------
Net income (loss)
     As reported.....................     $(155,521)       $ 512,763
                                        =============    =============
     Pro forma.......................     $(249,336)       $ 481,491
                                        =============    =============
Income (loss) per share
     As reported.....................     $   (0.02)       $    0.05
                                        =============    =============
     Pro forma.......................     $   (0.04)       $    0.04
                                        =============    =============

6.  COMBINED PATIENT DATA

     Combined operating data for the Affiliated Practices for the period from commencement of operations (June 1, 1997) through September 30, 1997 is as follows:

                                         PATIENT          CASH
                                         REVENUES      COLLECTIONS
                                        ----------    -------------
Practices participating under the
Standard Contract....................  $ 7,806,542     $  7,058,368
Practices participating under the
Alternative Contract.................    3,412,403        3,093,277
Practices participating under flat
fee agreements.......................    1,552,348        1,552,348
                                       -----------    -------------
                                       $12,771,293     $ 11,703,993
                                       ===========    =============

                            APPLE ORTHODONTIX, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Combined patient receivables of the Affiliated Practices as of September 30, 1997 is as follows:

Patient receivables..................  $   3,099,449
Unbilled patient receivables.........      9,897,645
Patient prepayments..................     (3,720,262)
                                       -------------
       Patient receivables, net of
         prepayments.................  $   9,276,832
                                       =============

7.  PRO FORMA SERVICE FEES

     The pro forma Service Fees for the Company for the twelve months ended December 31, 1996, assuming the service agreements with all Affiliated Practices (including the Founding Affiliated Practices and New Orthodontist Affiliations) had been consummated as of January 1, 1996, are summarized as follows:

Practices participating under the
Standard Contract....................  $  16,295,000
Practices participating under the
Alternative Contract.................      8,901,000
Practices participating under flat
fee agreements.......................      5,123,000
                                       -------------
      Total pro forma Service
        Fees.........................  $  30,319,000
                                       =============

The following information on the pro forma Service Fees for the year ended December 31, 1996 is provided on a regional basis as supplemental information:

                                         HISTORICAL      PRO FORMA
                                          PATIENT         SERVICE
               REGION                     REVENUES         FEES
-------------------------------------   ------------    -----------
California...........................    $ 6,200,000    $ 4,382,000
Western..............................      9,174,000      6,735,000
East Coast...........................      5,392,000      4,094,000
Central..............................      8,403,000      6,143,000
Canada...............................     12,187,000      8,965,000
                                        ------------    -----------
                                         $41,356,000    $30,319,000
                                        ============    ===========

8.  SUBSEQUENT EVENTS

  NEW ORTHODONTIST AFFILIATIONS

     Since September 30, 1997 through October 24, 1997, eight additional orthodontists affiliated with the Company. Five of these orthodontists had established practices, and three agreed to join existing Affiliated Practices. The additional orthodontists in established practices operate seven locations and generated historical patient revenue over the prior twelve months of approximately $2.4 million. Prior patient revenue is not necessarily indicative of the level of revenue that these practices may be expected to generate in the future. Historical patient revenue for the Founding Affiliated Practices was $25.1 million for the twelve months ended December 31, 1996. Total consideration to these new orthodontists consisted of approximately $1.8 million of common stock and $901,769 of cash, assumed debt and deferred purchase price.

  STOCK OFFERING

     On October 27, 1997, the Company announced that it had filed a registration statement with the SEC for a public offering of 3,404,000 shares (including 444,000 shares issuable upon exercise of the Underwriter's over-allotment option) of its Common Stock. Of the total offering, 2,944,000 shares (including the shares subject to the over-allotment option) are being sold by the Company and 460,000 are being sold by certain selling stockholders of the Company ("Selling Stockholders"). The net proceeds to the Company from the offering will be used to repay bank debt, for future affiliations, the development of new offices, future capital expenditures and general corporate purposes. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

================================================================================
  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary...................       3
Risk Factors.........................       7
The Company..........................      13
Recent Developments..................      13
Use of Proceeds......................      14
Price Range of Common Stock..........      14
Dividend Policy......................      14
Capitalization.......................      15
Selected Financial Data..............      16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      17
Business.............................      21
Management...........................      31
Certain Transactions.................      37
Security Ownership of Certain
  Beneficial Owners and Management...      39
Selling Stockholders.................      40
Description of Capital Stock.........      41
Shares Eligible for Future Sale......      45
Underwriting.........................      48
Legal Matters........................      49
Experts..............................      49
Additional Information...............      49
Index to Financial Statements........     F-1

================================================================================

                                2,960,000 SHARES
                            [LOGO] APPLE ORTHODONTIX
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            BEAR, STEARNS & CO. INC.
                                COWEN & COMPANY
                        EQUITABLE SECURITIES CORPORATION

                                            , 1997
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee, the NASD Filing Fee and the American Stock Exchange Additional Listing Fee.

SEC Registration Fee.................  $     15,280
NASD Filing Fee......................         5,542
American Stock Exchange Additional
Listing Fee..........................
Blue Sky Fees and Expenses...........
Printing Costs.......................
Legal Fees and Expenses..............
Accounting Fees and Expenses.........
Transfer Agent and Registrar Fees and
Expenses.............................
Premiums for D&O Insurance...........
Miscellaneous........................
                                       ------------
     Total...........................  $
                                       ============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the operator deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  BYLAWS

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company, and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding, or if unsuccessful in the proceeding, but successful as to a matter in such proceeding, the expenses attributable to such matter; and provided further, that the Company may, but is not required to, indemnify such persons who are serving as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the written request of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person, providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

  UNDERWRITING AGREEMENT

     The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

  INSURANCE

     The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

     On October 11, 1996, the Company issued 420, 415.5, 52.5, 40, 10, 10, 10, 5 and 5 shares of Common Stock to TriCap Funding I, L.L.C., John G. Vondrak, D.D.S., W. Daniel Cook, Robert J. Syverson, Roxanne Robertson, Wm. Randol Womack, D.D.S., Duncan Y. Brown, D.D.S., Wanda Rose and Stephen DeOrlow, Trustee, respectively, the founders of the Company, for $0.01 per share. On December 9, 1996, the Company issued 23.5, 24.5, 5 and 2.5 shares of Common Stock to Michael W. Harlan, LeeAnn Peniche, Orthodontic Investors of Texas II, Inc. and Allan Benson, respectively, for $3.00 per share. Such issuances were exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof as transactions not involving any public offering.

     In April 1997, each outstanding share of Common Stock was reclassified into 4,012.5569 shares of Class B Stock (the "Stock Split"), which was subsequently readjusted in May 1997 with the net effect of a 3,270-for-one split. The Stock Split and adjustment were exempt from the registration requirements of the Securities Act as they did not involve a "sale," as defined in Section 2(3) of the Securities Act.

     Simultaneously with the completion of its IPO, the Company issued 3,025,621 shares of Common Stock in connection with the acquisitions of the Founding Affiliated Practices. Such issuances were exempt from the registration requirements of Section 4(2) thereof as transactions not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

      EXHIBIT
      NUMBER                 DESCRIPTION
      -------                -----------
      +1.1  -- Form of Underwriting Agreement

       3.1 -- Restated Certificate of Incorporation (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

       3.2 -- Bylaws (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration
               No. 333-22785)).

       4.1 -- Form of certificate evidencing ownership of Common Stock of Apple Orthodontix, Inc. (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration
               No. 333-22785)).

       4.2 -- Form of Registration Rights Agreement (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

       4.3  -- Registration Rights Agreement among Apple Orthodontix, Inc., John
               G. Vondrak, D.D.S. and TriCap Funding I, L.L.C. (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

       4.4 -- Registration Rights Agreement between TriCap Partners, L.L.C. and Apple Orthodontix, Inc. (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

      +5.1  -- Opinion of Baker & Botts, L.L.P.

      10.1 -- Revolving Credit Facility with Texas Commerce Bank, National Association

     +10.2  -- Apple Orthodontix, Inc. 1997 Stock Compensation Plan

      10.3  -- Form of Option Agreement

      10.4 -- Employment Agreement between Apple Orthodontix, Inc. and John G. Vondrak, D.D.S. (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration
               No. 333-22785)).

      10.5  -- Employment Agreement between Apple Orthodontix, Inc. and Robert
               J. Syverson (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration
               No. 333-22785)).

      10.6  -- Employment Agreement between Apple Orthodontix, Inc. and Michael
               W. Harlan (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration
               No. 333-22785)).

      10.7 -- Employment Agreement between Apple Orthodontix, Inc. and W. Daniel Cook (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration
               No. 333-22785)).

      10.8 -- Employment Agreement of H. Steven Walton (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

      10.9  -- Amendment to Employment Agreement of H. Steven Walton

      10.10 -- Form of Service Agreement For Founding Affiliated Practices (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

      10.11 -- Form of Alternative Service Agreement For Founding Affiliated Practices (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

      10.12 -- Form of Flat Fee Service Agreement For Founding Affiliated Practices (Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-22785)).

     +21.1  -- Subsidiaries of the Registrant

      23.1  -- Consent of Arthur Andersen LLP

     +23.2  -- Consent of Baker & Botts, L.L.P. (contained in Exhibit 5.1)

      24.1 -- Power of Attorney (contained on the signature page of this Registration Statement)
------------
+ To be filed by amendment.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

          (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLE ORTHODONTIX, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON OCTOBER 27, 1997.

                                          APPLE ORTHODONTIX, INC.

                                          By: /s/ JOHN G. VONDRAK, D.D.S.
                                                  JOHN G. VONDRAK, D.D.S.
                                               CHAIRMAN OF THE BOARD AND CHIEF
                                                    EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS MICHAEL W. HARLAN AND H. STEVEN WALTON AND EACH OF THEM, ANY OF WHOM MAY ACT WITHOUT THE JOINDER OF THE OTHER, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT FOR THE SAME OFFERING FILED PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1993, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING APPROPRIATE OR NECESSARY TO BE DONE, AS FULLY AND FOR ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON OCTOBER 27, 1997.

        SIGNATURES                                   TITLE
--------------------------- -------------------------------------------------
/s/JOHN G. VONDRAK, D.D.S.  Chairman of the Board and Chief Executive Officer
 JOHN G. VONDRAK, D.D.S.    (Principal Executive Officer)

   /s/MICHAEL W. HARLAN     Vice President and Chief Financial Officer
    MICHAEL W. HARLAN       (Principal Financial and Accounting Officer)

    /s/W. DANIEL COOK       Director
      W. DANIEL COOK

  /s/WILLIAM W. SHERRILL    Director
   WILLIAM W. SHERRILL

  /s/ROD L. CROSBY, JR.     Director
    ROD L. CROSBY, JR.

 /s/CLYDE C. WADDELL, JR.   Director
  CLYDE C. WADDELL, JR.